Exhibit 99.1

The transactions described in this report involve securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transactions described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Securities Code: No. 5019

November 27, 2018

To the Shareholders:

NOTICE OF THE EXTRAORDINARY GENERAL MEETING

OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued good offices.

Please take notice that the Extraordinary General Meeting of Shareholders of the Company will be held as described below and you are cordially requested to attend the meeting.

If you do not expect to be present at the meeting, you may exercise your voting rights either by returning to us by mail the enclosed voting form indicating your approval or disapproval of the propositions or by accessing the website for the exercise of voting rights stated in the enclosed voting form and exercising your voting rights by an electronic method (such as the Internet). Hence, please review the accompanying Reference Document for the General Meeting of Shareholders and exercise your voting rights in accordance with the information on page 4 and page 5 no later than 5:00 p.m., Monday, December 17, 2018.

Yours very truly,

Shunichi Kito

Representative Director & Chief

Executive Officer

Idemitsu Kosan Co.,Ltd.

1-1, Marunouchi 3-chome,

Chiyoda-ku, Tokyo, Japan

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Description

1.	Date and hour of the meeting:

Tuesday, December 18, 2018, at 10:00 a.m.

2.	Place of the meeting:

“Grand Ball Room”, 3F, Grand Hyatt Tokyo

10-3, Roppongi 6-chome, Minato-ku, Tokyo, Japan

3.	Matters forming the objects of the meeting:

Matters to be resolved:

Proposition No. 1:	Approval for the Share Exchange Agreement
Proposition No. 2:	Election of seven (7) Directors
Proposition No. 3:	Election of two (2) Statutory Auditors
Proposition No. 4:	Identification of Statutory Auditors to Be Substituted by a Substitute Statutory Auditor
Proposition No. 5:	Amendment to the Articles of Incorporation

4.	Matters regarding exercise of voting rights:

1.

If you expect to be present by proxy, please make a document evidencing his/her power of attorney presented to a receptionist at the place of the meeting, together with the voting form. (Such proxy must be another shareholder (being one (1) person) of the Company entitled to vote.)

2.

If any institutional investor or any other shareholder who holds shares on behalf of third parties desires to diversely exercise voting rights, please give notice to that effect and of the reason therefor to the Company in writing no later than three (3) days prior to the date of this Extraordinary General Meeting of Shareholders.

3.	All fees payable to Internet service providers and telecommunication carriers (such as phone line charges) in accessing the website for the exercise of voting rights must be borne by the shareholders.

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•	The reception of this meeting will open at 9:00 a.m. on the date of this Extraordinary General Meeting of Shareholders.

•

Of the documents to be provided upon giving notice of this Extraordinary General Meeting of Shareholders, the details of financial statements, etc. of Showa Shell Sekiyu K.K. for the most recent business year (from January 1, 2017 to December 31, 2017), which are posted on our Internet website (http://www.idemitsu.co.jp) in accordance with the applicable laws and ordinances and Article 15 of the Articles of Incorporation of the Company, are not included in the Reference Document for the General Meeting of Shareholders to the notice of this Extraordinary General Meeting of Shareholders.

•

In the event of the revision of the Reference Document for the General Meeting of Shareholders prior to the date of this Extraordinary General Meeting of Shareholders, it will be posted on our Internet website set forth above.

**	Please note that no souvenirs will be given to our shareholders who personally attend the meeting. Your kind understanding is highly appreciated.

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Instructions for Exercising Voting Rights

The right to vote at the General Meeting of Shareholders is an important right of all shareholders.

Please review the accompanying Reference Document for the General Meeting of Shareholders before exercising your voting rights.

There are three methods for voting at the General Meeting of Shareholders.

1.	Voting by Attendance at the General Meeting of Shareholders

Please present the enclosed voting form to the reception desk if you are present at the meeting.

Date and hour of the meeting:        Tuesday, December 18, 2018, at 10:00 a.m.

2.	Postal Voting

Please indicate “Approve” or “Disapprove” with respect to each proposition on the enclosed voting form and submit the form.

Votes must be received by:            Monday, December 17, 2018, 5:00 p.m.

3.	Electronic Voting via the Internet

Please input “Approve” or “Disapprove” in conformance with the guidance on the next page.

Votes must be completed by:        Monday, December 17, 2018, 5:00 p.m.

<Instructions for filling out the voting form>

Please indicate approval or disapproval with respect to each proposition.

Propositions No. 1, No. 4, and No. 5

Approval:                                                 Mark ○ in the box labelled “ ”

Disapproval:                                             Mark ○ in the box labelled “ ”

Propositions No. 2 and No. 3

Approval of all candidates:                    Mark ○ in the box labelled “ ”

Disapproval of all candidates:                Mark ○ in the box labelled “ ”

Disapproval of certain candidates:         Mark ○ in the box labelled “ ” and indicate the number of each candidate you wish to disapprove.

If you vote both by post and via the Internet, only the vote exercised via the Internet will be treated as valid.

If you vote more than once via the Internet, only the most recent vote will be treated as valid.

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<Instructions for electronic voting via the Internet, etc.>

Scan Method for the QR Code (“Smart Exercise”)

You can log into the voting website without inputting the voting code and password.

1.	Please scan the QR Code located at the lower right of the voting form.

* “QR Code” is a registered trademark of Denso Wave Incorporated.

2.	Please input “Approve” or “Disapprove” in conformance with the instructions on the display.

You may only vote by “Smart Exercise” once.

If you would like to change your vote after submitting your vote, please access the PC version of the voting website, log into the website by inputting your “voting code” and “password” included in the voting form, and submit your vote again.

* If you rescan the QR Code, you will be able to access the PC version of the voting website.

Input method for the “voting code” and “password”

Voting website:	https://www.web54.net

1.	Please access the voting website.

(Click on “ ” (NEXT))

2.	Please input the “voting code” included in the voting form.

(Enter “ ” (the voting code)) (Click on “ ” (Log in))

3.	Please input the “password” included in the voting form.

(Enter “ ” (the password)) (Click on “ ” (NEXT))

4.	Please follow the instructions on the display, and input “Approve” or “Disapprove”.

If you have any inquiries regarding the operation of a PC, smartphone or mobile phone for electronic voting via the Internet, please contact:

Sumitomo Mitsui Trust Bank, Limited

Stock Transfer Web Support

Phone No. 0120-652-031 (toll-free)

(9:00 a.m. to 9:00 p.m.) (JST)

Institutional investors may use the electronic voting platform for institutional investors operated by ICJ, Inc.

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Reference Document for the General Meeting of Shareholders

Proposition No. 1:	Approval for the Share Exchange Agreement

Regarding the business integration (the “Business Integration”) by a share exchange (the “Share Exchange”) in which the Company will become the wholly-owning parent company and Showa Shell Sekiyu K.K. (“Showa Shell”) will become the wholly-owned subsidiary company, the Company and Showa Shell executed an agreement regarding the business integration (the “Business Integration Agreement”) on July 10, 2018, and an agreement regarding the Share Exchange (the “Share Exchange Agreement”) on October 16, 2018.

This proposition is submitted to obtain approval for the Share Exchange Agreement in order to consummate the Business Integration.

Matters regarding this proposition, such as reasons for the Share Exchange, terms and conditions of the Share Exchange Agreement, the details of allocation in the Share Exchange, and matters regarding the appropriateness of the provisions concerning the Company’s capital and capital reserve are as described below.

1.	Reasons for the Share Exchange

The core businesses of the Company and Showa Shell are oil refining and distribution services in Japan. Both companies have operated their businesses in order to accomplish their social missions to provide a stable supply of energy, which is fundamental for the lives of people, and to support energy security in Japan.

The domestic oil industry faces structural challenges such as a medium to long-term decline in the demand for oil products, and overcapacity, which materially influences current and future management not only of both companies but also of dealers, distributors, transport companies, and cooperative companies that have been working alongside both companies. Considering that the business environment surrounding both companies is becoming more challenging, it is not acceptable that the synergies that will be created by the business collaboration and the benefits to be enjoyed are delayed any further because the business integration is behind schedule. Also, both companies, which are energy related companies, are facing a number of challenges such as environmental countermeasures represented by ESG and SDGs, and higher social demands regarding the governance.

In this challenging business environment, on July 30, 2015, the Company executed a share purchase agreement to acquire Showa Shell shares from the subsidiary companies of Royal Dutch Shell plc, the largest shareholder of Showa Shell, and entered full-scale discussions with Showa Shell toward the business integration. Also, on November 12, 2015, both companies executed the “Execution of Memorandum of Understanding Regarding the Business Integration of Showa Shell Sekiyu K.K. and Idemitsu Kosan Co., Ltd.”, and held progressive discussions with each other concerning the business integration in order to create an industry-leading company with an unparalleled competitive position by combining the respective strengths and consolidating the management resources of both companies

Also, in order to use the time in the run-up to realizing the business integration in the

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most effective manner, both companies executed the “Agreement Regarding the Enhancement and Promotion of the Business Collaboration of Showa Shell Sekiyu K.K. and Idemitsu Kosan Co., Ltd.” on May 9, 2017, and under the alliance name “Brighter Energy Alliance”, both companies are energetically examining measures to realize synergies in the respective overlapping business areas (crude oil & marine, refining, demand-supply, logistics, distribution, and corporate sectors). As a result, both companies now anticipate achieving on their objectives early, deriving synergies from the alliance amounting to 25 billion yen in three years. Furthermore, both companies are setting their sights on achieving synergies amounting to 30 billion yen in three years.

However, considering that the business environment surrounding both companies is becoming more challenging, both companies recognize that they urgently need to implement the business integration of both companies, and produce further synergies.

In this connection, on July 10, 2018, both companies executed the Business Integration Agreement in relation to realizing the Business Integration on April 1, 2019. Following such execution, both companies consulted with each other many times, and on October 16, 2018, executed the Share Exchange Agreement. The Company and Showa Shell intend to reinforce the enterprise value of both companies by implementing the Business Integration, (i) in the short term, by maximizing synergies and aiming to create an entity with industry-leading competitiveness, and (ii) in the medium to long-term, by evolving into a resilient corporate entity through promoting the optimization of their business structure and of their environment, society and governance initiatives.

2.	Terms and Conditions of the Share Exchange Agreement

Share Exchange Agreement

This share exchange agreement (this “Agreement”) is made between Idemitsu Kosan Co., Ltd. (“Idemitsu Kosan”) and Showa Shell Sekiyu K.K. (“Showa Shell”) with respect to the share exchange between the parties.

1	Share Exchange

Upon the terms of this Agreement, Idemitsu Kosan and Showa Shell shall implement a share exchange through which Idemitsu Kosan will become the wholly-owning parent company and Showa Shell will become the wholly-owned subsidiary company (the “Share Exchange”).

2	Trade Names and Addresses of the Wholly-owning Parent Company after the Closing of the Share Exchange and the Wholly-owned Subsidiary Company after the Closing of the Share Exchange

The respective trade names and addresses of the wholly-owning parent company and wholly-owned subsidiary company after the closing of the Share Exchange are set forth below.

(1)	Wholly-owning parent company after the closing of the Share Exchange

Trade name: Idemitsu Kosan Co., Ltd.

Address: 3-1-1 Marunouchi, Chiyoda-ku, Tokyo

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(2)	Wholly-owned subsidiary company after the closing of the Share Exchange

Trade name: Showa Shell Sekiyu K.K.

Address: 2-3-2 Daiba, Minato-ku, Tokyo

3	Matters Regarding the Shares to Be Delivered at the Share Exchange and Allotment of Those Shares

3.1

Upon the Share Exchange, Idemitsu Kosan shall, in exchange for the shares of Showa Shell’s common stock, (i) deliver to each shareholder of Showa Shell (such shareholders that exist after Showa Shell cancels its treasury shares pursuant to Article 11, and excluding Idemitsu Kosan) as of the time immediately before the acquisition by Idemitsu Kosan of all issued shares in Showa Shell through the Share Exchange (the “Reference Time”) the number of shares of Idemitsu Kosan’s common stock obtained by multiplying the total number of shares of Showa Shell common stock held by each such shareholder by 0.41, and (ii) allot 0.41 shares of Idemitsu Kosan common stock for one share of Showa Shell common stock held by each such shareholder.

3.2

If the number of shares of Idemitsu Kosan common stock to be allotted pursuant to the preceding paragraph includes a fraction equal to less than one share, Idemitsu Kosan shall treat such fraction in accordance with Article 234 of the Companies Act.

4	Amounts of Capital and Capital Reserve of the Wholly-owning Parent Company after the Closing of the Share Exchange

The amounts of the capital, capital reserve, and profit reserve of Idemitsu Kosan to be increased upon the Share Exchange are set forth below.

(1) Capital:	0 yen
(2) Capital reserve:	Amount of changes in net assets as set forth in Article 39 of the Ordinance on Company Accounting
(3) Profit reserve:	0 yen

5	Effective Date

The Share Exchange shall be effective on April 1, 2019 (the “Effective Date”); provided, however, that if required due to the progress of the Share Exchange procedures, Idemitsu Kosan and Showa Shell may, pursuant to mutual consultations, amend such date by mutual agreement.

6	Approval by the General Meeting of Shareholders

Idemitsu Kosan and Showa Shell shall each hold an extraordinary general meeting of shareholders on December 18, 2018 (however, if required due to the progress of the Share Exchange procedures, Idemitsu Kosan and Showa Shell may, pursuant to mutual consultation, amend such date by mutual agreement) (the “Idemitsu Kosan Extraordinary General Meeting of Shareholders” and the “Showa Shell Extraordinary General Meeting of Shareholders”, respectively) and submit this Agreement for approval at such extraordinary general meeting.

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7   Amendment to the Articles of Incorporation

7.1  Idemitsu Kosan shall submit a proposal for amendment to its articles of incorporation with respect to the following matters at the Idemitsu Kosan Extraordinary General Meeting of Shareholders. The amendment to the articles of incorporation shall be effective on the Effective Date subject to the condition that the Share Exchange is effective.

<Proposed amendment of the articles of incorporation> (Amendments are underlined)

Current Articles of Incorporation	Amended Articles of Incorporation

Article 14 (Convening of Meetings and Chairperson)

1.  The Chief Executive Officer (hereinafter “CEO”) of this company shall convene and act as chairperson at all general meetings of shareholders.

2.  In the event that the CEO is unable to convene or act, another director shall convene or act as chairperson at the relevant general meeting of shareholders in accordance with the order predetermined by the Board of Directors, as the case may be.

Article21 (Representative Directors and Titled Directors)

1.  (Description omitted)

2.  One (1) each of Chairman and CEO, one or more Executive Vice-Presidents, Senior Managing Directors and Managing Directors may be elected by a resolution of the Board of Directors.

Article 22 (Convening of Meetings and Chairperson)

1.  Except as otherwise provided for by laws or ordinances, the CEO of this company shall convene and act as chairperson at the meetings of the

Article 14 (Convening of Meetings and Chairperson)

1.  The director appointed by the Board of Directors shall convene and act as chairperson at all general meetings of shareholders.

2.  In the event that the director prescribed in the preceding paragraph is unable to convene or act, another director shall convene or act as chairperson at the relevant general meeting of shareholders in accordance with the order predetermined by the Board of Directors, as the case may be.

Article21 (Representative Directors and Titled Directors)

1.  (No change)

2.  One (1) each of Chairman and CEO, one or more Executive Vice-Presidents, Senior Managing Directors, Managing Directors and other executive directors may be elected by a resolution of the Board of Directors.

Article 22 (Convening of Meetings and Chairperson)

1.  The director appointed by the Board of Directors shall convene and act as chairperson at the meetings of the Board of Directors.

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Board of Directors.

2.  In the event that the CEO is unable to convene or act, another director shall convene or act as chairperson at the relevant meeting of the Board of Directors in accordance with the order predetermined by the Board of Directors, as the case may be.

2.  In the event that the director prescribed in the preceding paragraph is unable to convene or act, another director shall convene or act as chairperson at the relevant meeting of the Board of Directors in accordance with the order predetermined by the Board of Directors, as the case may be.

Article 27 (Limitationof Liability of Directors)	Article 27 (Limitationof Liability of Directors)

1.  (Description omitted)

2.  According to Article 427, Paragraph 1 of the Companies Act, this company may make an agreement with outside director(s) to exempt the director from his or her liability regarding damages arising from the negligence in performing his or her duties as a director, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

1.  (No change)

2.  According to Article 427, Paragraph 1 of the Companies Act, this company may make an agreement with director(s) (excluding those who are Executive Directors, etc.) to exempt the director from his or her liability regarding damages arising from the negligence in performing his or her duties as a director, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

Article 35 (Limitationof Liability of ASB Members)

1.  (Description omitted)

2.  According to Article 427, Paragraph 1 of the Companies Act, this company may make an agreement with outside ASB Member(s) to exempt the outside ASB Member from his or her liability regarding damages arising from the negligence in performing his or her duties as an ASB Member, provided however that the limitation on the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

Article 35 (Limitationof Liability of ASB Members)

1.  (No change)

2.  According to Article 427, Paragraph 1 of the Companies Act, this company may make an agreement with ASB Member(s) to exempt the ASB Member from his or her liability regarding damages arising from the negligence in performing his or her duties as an ASB Member, provided however that the limitation on the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

7.2 Showa Shell shall submit a proposal for amendment to its articles of incorporation with respect to the following matters at the Showa Shell Extraordinary General

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Meeting of Shareholders. The amendment to the articles of incorporation shall be effective on March 30, 2019 subject to the condition that this Agreement remains effective.

        <Proposed amendment of the articles of incorporation> (Amendments are underlined)

Current Articles of Incorporation	Amended Articles of Incorporation

Article 15  (Specific Date for Rights concerning Annual General Meeting of Shareholders)

Shareholders recorded in the Register of Shareholders as of 31st March each year shall be the shareholders having rights exercisable in the annual general meeting of shareholders held in relation to corresponding business year.

(Deleted)
Articles 16 through 39 (Provisions omitted)	Articles 15 through 38 (Provisions omitted)
Supplementary Provisions	Supplementary Provisions
Article 1	(Deleted)
The amendment to Article 14 shall take effect as of 1st July 2018.
Article 2	(Deleted)
The amendment to Articles 15 and 37 shall take effect as of 1st April 2018.
Article 3	Article 1

Regardless of Article 22, the term of office of the Directors appointed at the 106th Annual General Meeting of Shareholders held on 28th March 2018 shall expire at the end of the 107th Annual General Meeting of Shareholders.

Regardless of Article 21, the term of office of the Directors appointed at the 106th Annual General Meeting of Shareholders held on 28th March 2018 shall expire at the end of the 107th Annual General Meeting of Shareholders.

Article 4	Article 2
Regardless of Article 36, the 107th business year of the Company shall be 15 months commencing on 1st January 2018 and ending on 31st March 2019.	Regardless of Article 35, the 107th business year of the Company shall be 15 months commencing on 1st January 2018 and ending on 31st March 2019.

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Article 5	(Deleted)
The amendment to Article 38 shall take effect as of 1st October 2018.
Article 6 (Omitted)	Article 3 (Omitted)
Article 7 (Omitted)	Article 4 (Omitted)

8   Appointment of Directors and Statutory Auditors, and Identification of Statutory Auditors to be Substituted by a Substitute Statutory Auditor at the Idemitsu Kosan Extraordinary General Meeting of Shareholders, and Representative Directors as of the Effective Date

8.1  Idemitsu Kosan shall, at the Idemitsu Kosan Extraordinary General Meeting of Shareholders, submit a proposal that appoints Tsuyoshi Kameoka, Tomonori Okada, Katsuaki Shindome, Masakazu Idemitsu, Kazunari Kubohara, Norio Otsuka, and Yuko Yasuda as candidates for the position of director of Idemitsu Kosan and proposes that each candidate will assume office as a director of Idemitsu Kosan as of the Effective Date subject to the condition that the Share Exchange is effective; provided, however, that if before the Idemitsu Kosan Extraordinary General Meeting of Shareholders such individual becomes unable to so act as a director or as otherwise required, Idemitsu Kosan and Showa Shell may, pursuant to mutual consultation, change any of such candidates by mutual agreement.

8.2  Idemitsu Kosan shall, at the Idemitsu Kosan Extraordinary General Meeting of Shareholders, submit a proposal that appoints Kenji Takahashi and Kenji Yamagishi as candidates for the position of statutory auditor of Idemitsu Kosan and proposes that each candidate will assume office as a Statutory Auditor of Idemitsu Kosan as of the Effective Date subject to the condition that the Share Exchange is effective; provided, however, that if before the Idemitsu Kosan Extraordinary General Meeting of Shareholders such individual becomes unable to so act as a statutory auditor or as otherwise required, Idemitsu Kosan and Showa Shell may, pursuant to mutual consultation, change any such candidate by mutual agreement.

8.3  Idemitsu Kosan shall, at the Idemitsu Kosan Extraordinary General Meeting of Shareholders, submit a proposal that identifies the statutory auditors to be substituted by a substitute statutory auditor, identifying Taigi Ito, a statutory auditor of Idemitsu Kosan, and Kenji Yamagishi, who will assume office of statutory auditor of Idemitsu Kosan as of the Effective Date when the proposal for appointment of Statutory Auditors mentioned in the preceding paragraph is approved, as statutory auditors to be substituted by Junko Kai, the substitute statutory auditor of Idemitsu Kosan; provided, however, that if before the Idemitsu Kosan Extraordinary General Meeting of Shareholders such individual becomes unable to so act as a Substitute Statutory Auditor or as otherwise required, Idemitsu Kosan and Showa Shell may, pursuant to mutual consultation, change any such Substitute Statutory Auditor of Idemitsu Kosan by mutual agreement.

8.4 Idemitsu Kosan shall obtain a resolution of the board of directors and conduct other procedures necessary for Takashi Tsukioka, Tsuyoshi Kameoka, Shunichi Kito, and

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Tomonori Okada to be appointed as representative directors of Idemitsu Kosan as of the Effective Date (however, pursuant to Article 8.1, the appointment of such individuals appointed as candidates for directors at the Idemitsu Kosan Extraordinary General Meeting of Shareholders shall be subject to the condition that they assume office of director of Idemitsu Kosan as of the Effective Date); provided, however, that if before the Effective Date such individual becomes unable to so act or as otherwise required, Idemitsu Kosan and Showa Shell may, pursuant to mutual consultation, change any such candidate by mutual agreement.

8.5  Idemitsu Kosan shall, by the day immediately preceding the Effective Date, obtain a letter of resignation from each of Susumu Nibuya, Kazuo Maruyama, Toshiaki Sagishima, Kiyoshi Homma, Eri Yokota, Ryosuke Ito, Sakae Hirano, and Shoichiro Niwayama stating that such individual will resign from office of director or statutory auditor (as the case may be) of Idemitsu Kosan as of the day immediately preceding the Effective Date.

9   Dividend of Surplus and Acquisition of Treasury Shares

9.1  Idemitsu Kosan may pay the following dividends of surplus:

(1)   interim dividends of surplus in an amount up to a total of 10.4 billion yen, 50 yen per share, to the shareholders or the registered pledgees of shares recorded in the last shareholder register as of September 30, 2018; and

(2)   year-end dividend of surplus in an amount up to a total of 10.4 billion yen, 50 yen per share, to the shareholders or the registered pledgees of shares recorded in the last shareholder register as of March 31, 2019.

9.2  Among the following acquisition of treasury shares as resolved at the board of directors’ meeting held on July 10, 2018, Idemitsu Kosan may conduct an acquisition of its treasury shares on or after the execution date of this Agreement.

(1) Type of shares to be acquired:	Idemitsu Kosan common shares
(2) Aggregate number of shares to be acquired:	12 million shares (maximum)
(3) Aggregate amount of purchase price:	55 billion yen (maximum)
(4) Acquisition period:	July 17, 2018 to December 28, 2018
(5) Acquisition method:	Market purchase based on a discretionary transaction

9.3  Showa Shell may pay a year-end dividend of surplus in an amount up to a total of 31.9 billion yen, 85 yen per share, to the shareholders or the registered pledgees of shares recorded in the last shareholder register as of March 31, 2019.

9.4  Unless otherwise determined in the preceding paragraphs, after the execution of this Agreement, Idemitsu Kosan and Showa Shell shall not pass a resolution with respect to (i) a dividend of surplus with a reference time that is on a day prior to the Effective Date, or (ii) an acquisition of its treasury shares with an acquisition date that is on a day prior to the Effective Date (excluding the acquisition of its treasury shares in the case where pursuant to the applicable laws and regulations, such treasury shares must be acquired in response to the exercise of the shareholders rights).

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10   Management of Corporate Assets

During the period from the execution of this Agreement until the Effective Date, Idemitsu Kosan and Showa Shell shall each respectively execute their business and manage and operate their assets with the due care of a prudent manager; and except as otherwise set forth in this Agreement or separately agreed by the parties, Idemitsu Kosan and Showa Shell may conduct an act that may materially affect their assets, rights or obligations only after mutual consultation.

11   Cancellation of Treasury Shares

As of the Reference Time, Showa Shell shall cancel all treasury shares that it holds at such Reference Time (including shares that Showa Shell obtains in response to a demand by dissenting shareholders in connection with the Share Exchange that Showa Shell purchase their shares under Article 785, paragraph 1 of the Companies Act) pursuant to the resolution of the Showa Shell board of directors’ meeting, which is to be held by the day immediately preceding the Effective Date.

12   Exercise of Voting Rights at the FY2019 Annual General Meeting of Shareholders of Idemitsu Kosan

Subject to the condition that the amendment to the articles of incorporation set forth in Article 7.2 is effective and the Share Exchange is effective, by the Effective Date, Idemitsu Kosan shall, under Article 124, paragraph 4 of the Companies Act, adopt a resolution at its board of directors’ meeting granting to the shareholders of Showa Shell to whom the shares of Idemitsu Kosan common stock will be allotted and delivered upon the Share Exchange voting rights for the allotted and delivered shares of Idemitsu Kosan common stock that are exercisable at the annual general meeting of shareholders of Idemitsu Kosan to be held in June 2019.

13   Amendment of the Share Exchange Conditions and Discontinuance of the Share Exchange

If, during the period between the execution of this Agreement and the Effective Date, a material change in the financial condition or business performance of Idemitsu Kosan or Showa Shell occurs or is discovered, an event that may be a material obstacle to the implementation of the Share Exchange in accordance with this Agreement occurs or is discovered, or it otherwise becomes difficult to achieve the purpose of the Share Exchange, Idemitsu Kosan and Showa Shell may, pursuant to good faith discussions, amend or terminate this Agreement.

14   Effect of this Agreement

This Agreement shall cease to be effective if:

(1)   either of the approvals for this Agreement, as set forth in Article 6, has not been obtained from the Idemitsu Kosan Extraordinary General Meeting of

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Shareholders or the Showa Shell Extraordinary General Meeting of Shareholders by the day immediately preceding the Effective Date; or

(2)

any approval, etc. necessary for the Share Exchange has not been obtained from any relevant governmental authorities, etc. in compliance with laws and regulations (including foreign laws and regulations) by the day immediately preceding the Effective Date.

15	Jurisdiction

Any dispute arising in connection to this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

16	Good Faith Discussions

Except as otherwise set forth herein, Idemitsu Kosan and Showa Shell shall, in accordance with the purpose of this Agreement, determine any matters required for the Share Exchange through good faith discussions.

IN WITNESS WHEREOF, Idemitsu Kosan and Showa Shell execute this Agreement in duplicate and affix their respective names and seal impressions, and each shall retain one copy.

October 16, 2018

Idemitsu Kosan:

3-1-1 Marunouchi, Chiyoda-ku, Tokyo

Idemitsu Kosan Co., Ltd.

Shunichi Kito, Representative Director and Chief Executive Officer

Showa Shell:

2-3-2 Daiba, Minato-ku, Tokyo

Showa Shell Sekiyu K.K.

Tsuyoshi Kameoka, Representative Director, President, Executive Officer, CEO

3.	Matters Regarding Appropriateness of Provisions Concerning Matters Set Forth in Article 768, Paragraph (1), Items (ii) and (iii) of the Companies Act

(1)	Matters regarding the appropriateness of provisions concerning the number of shares to be delivered at the share exchange or the method for its calculation, and the allotment of those shares

①	Details of allocation in the Share Exchange (the share exchange ratio)

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	The Company	Showa Shell
Share exchange ratio	1	0.41

(Note 1)	Share allocation ratio

0.41 shares of the Company common stock will be allocated for every one share of Showa Shell common stock.

(Note 2)	Number of shares to be delivered through the Share Exchange

At the time of the Share Exchange, the Company will allocate and deliver 105 million shares (planned) of common stock to the shareholders of Showa Shell (meaning shareholders after the cancellation of Showa Shell’s treasury shares described below, and excluding the Company and Showa Shell) as of the time immediately before the Company acquires all of the issued shares of Showa Shell through the Share Exchange (the “Reference Time”). the Company will, at the allotment and delivery of its shares, appropriate the treasury shares it holds, although the number of treasury shares to be appropriated has not been decided to date.

Showa Shell will at the Reference Time cancel all treasury shares it holds as of the Reference Time (including shares to be acquired by Showa Shell in response to dissenting shareholders’ demands in relation to the Share Exchange to purchase their shares as stipulated in Article 785, paragraph 1 of the Companies Act) upon a resolution of Showa Shell’s board of directors meeting to be held by the day immediately preceding the effective date of the Share Exchange (the “Effective Date”). The number of shares to be allocated and delivered through the Share Exchange may change due to change of the number of Showa Shell’s treasury shares and for other reasons.

The Company’s board of directors meeting held on July 10, 2018 resolved to acquire its treasury shares, the upper limit of which is 12 million shares of the Company’s common stock and 55 billion yen, and the Company completed such acquisition on November 9, 2018. The aggregate number of the shares acquired is 10,439,700 shares, and the aggregate amount of purchase price is 54,999,551,500 yen.

(Note 3)	Treatment of shares constituting less than one unit

It is expected that some shareholders will hold shares constituting less than one unit (100 shares) of the Company stock as a result of the Share Exchange. Such shareholders will not be able to sell such shares constituting less than one unit of the Company on any financial instruments exchange markets.

Shareholders who will hold shares constituting less than one unit of the Company may use the following systems on and after the Effective Date.

i.	System to demand purchase of shares constituting less than one unit (sale of shares constituting less than one unit)

Shareholders who will hold shares constituting less than one unit of the Company stock may demand that the Company purchase their shares constituting less than one unit pursuant to Article 192, paragraph 1 of the Companies Act.

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ii.	System to further purchase shares constituting less than one unit (purchase shares required to constitute one unit)

Shareholders who will hold shares constituting less than one unit of the Company stock may purchase from the Company the number of shares required, together with the number of shares constituting less than one unit they hold, to constitute one unit (100 shares) pursuant to Article 194, paragraph 1 of the Companies Act and the relevant provision of the Company’s articles of incorporation.

(Note 4) Treatment of any fractional shares

For the current shareholders of Showa Shell who will receive a fraction less than one share of the Company stock upon the Share Exchange, the Company will pay cash to each such shareholder for the value of such fractional shares pursuant to Article 234 of the Companies Act and other relevant laws and regulations.

②	Voting rights of shareholders of Showa Shell to whom the Company’s common stock will be allotted and delivered at the Share Exchange

The Company’s board of directors meeting will resolve, by the Effective Date, to grant to shareholders of Showa Shell to whom the Company’s common stock will be allotted and delivered at the Share Exchange, voting rights in relation to such Company’s common stock which will be able to be exercised at its annual shareholders’ meeting to be held in June, 2019 pursuant to Article 124, paragraph 4 of the Companies Act, subject to a condition precedent that (i) the amendment to Showa Shell’s articles of incorporation, in which the provision regarding the record date to exercise voting rights is deleted, becomes effective, and (ii) the Share Exchange becomes effective.

③	Basis for the Share Exchange Ratio of the Share Exchange, etc.

(i)	Basis and reasons for the share exchange ratio

The Company and Showa Shell carefully negotiated and discussed the share exchange ratio, referring to the share exchange ratio calculated by third party financial advisors appointed by each company, using the respective share prices as the main criterion, and based on the results of due diligence reviews mutually carried out by both companies and the profit of both companies’ shareholders, etc. After prudent and thorough discussions, both companies have come to an agreement and concluded that the share exchange ratio (the “Share Exchange Ratio”) described in 1. (4) above is appropriate.

(ii)	Matters related to the calculation

(a)	Names of the financial advisors and their relationships with both companies

In order to ensure the fairness of the share exchange ratio of the Share Exchange for each company’s shareholders, each company appointed third party financial advisors for the calculation of the ratio. Showa Shell retained Lazard Frères K.K. (“Lazard”) and Mizuho Securities Co., Ltd.

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(“Mizuho Securities”), and the Company retained JPMorgan Securities Japan Co., Ltd., Goldman Sachs Japan Co., Ltd., and Daiwa Securities Co. Ltd. Although the Company and Showa Shell have obtained loans from a bank in Mizuho Securities’ group, Mizuho Securities and its group banks have developed and implemented appropriate conflict of interest management systems in accordance with the applicable laws. As Showa Shell determined that appropriate measures to prevent inappropriate practices had been implemented in connection with the calculation of the share exchange ratio, Showa Shell retained Mizuho Securities as a third party financial advisor. None of the other third party financial advisors of the Company or Showa Shell has any material interest to be noted in connection with the Share Exchange.

(b)	Overview of the calculation

Please refer to Schedule “Overview of the calculation related to the share exchange ratio by each third party financial advisor of the Company” for an overview of the results of their calculation.

④	Measures to ensure fairness

(i)	Obtaining valuation reports and written fairness opinions from independent third party financial advisors

The Company (i) received valuation reports with respect to the Share Exchange Ratio from its independent third party financial advisors stated in ③ (ii) (a) above, and (ii) obtained a written fairness opinion from each independent third party financial advisor to the effect that, as of the date of such opinion and based on the assumptions set forth by each independent third party financial advisor in Schedule “Overview of the calculation related to the share exchange ratio by each third party financial advisor of the Company” and other conditions, the share exchange ratio is fair, from a financial point of view, to the Company.

Showa Shell (i) received valuation reports with respect to the Share Exchange Ratio from its independent third party financial advisors stated in ③ (ii) (a) above, and (ii) obtained written fairness opinions to the effect that the Share Exchange Ratio is reasonable or fair, from a financial point of view.

(ii)	Advice from independent law firms

The Company has obtained advice while conducting the due diligence and the various procedures for the Business Integration from legal consultants from Nishimura & Asahi.

Showa Shell has obtained advice while conducting the due diligence and the various procedures for the Business Integration from legal consultants from Mori Hamada & Matsumoto.

(iii)	Advice from independent accounting and tax firms

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The Company has obtained advice while conducting the due diligence from accounting and tax consultants from Deloitte Tohmatsu Financial Advisory LLC.

Showa Shell has obtained advice while conducting the due diligence from financial and tax consultants from Ernst & Young Transaction Advisory Services Co., Ltd. and Ernst & Young Tax Co.

(vi)	Establishment of a special committee at Showa Shell and obtaining its report

In relation to the Business Integration with the Company, in order to secure a transparent and fair decision-making process, Showa Shell’s board of directors has established a special committee consisting of its independent officers, with which it has consulted as to whether: (a) the special committee can reasonably determine that the Share Exchange will enhance the corporate value; (b) the special committee can reasonably determine that the Share Exchange will be implemented through a fair procedure for the shareholders, and respect their interests, and (c) the Share Exchange is not detrimental to the minority shareholders, and Showa Shell has obtained from the special committee a report stating that (A) it is reasonable for Showa Shell’s Board of Directors to decide to implement the Share Exchange based on the fact that (a) it can be reasonably concluded that the Share Exchange contributes to enhancing Showa Shell’s corporate value, and (b) it can be reasonably concluded that Showa Shell’s shareholders’ interests in the Share Exchange have been considered through fair procedures, and (B) it can be reasonably concluded that the minority shareholders of Showa Shell are not disadvantaged by the Share Exchange. For more details, please see ⑤ (i) below.

(v)	Obtaining a written calculation and opinion from Showa Shell’s special committee’s own independent financial advisor

Showa Shell’s special committee has independently nominated Nomura Securities Co., Ltd. (“Nomura Securities”) as its independent financial advisor and third-party calculation agent, by which it has been advised regarding the points to be noted, etc. in relation to the Share Exchange, and from which it has obtained a written calculation of the share exchange ratio of the Share Exchange. Further, the special committee has obtained a written fairness opinion to the effect that the Share Exchange Ratio is reasonable, from a financial point of view, to shareholders of Showa Shell, excluding the Company.

(vi)	Advice from Showa Shell’s special committee’s own independent legal advisor

Showa Shell’ special committee has independently nominated Nakamura, Tsunoda & Matsumoto as its independent legal advisor, from which it has obtained advice, from a legal perspective, with respect to the special committee’s deliberation methods and process, and the points to be noted, etc. in relation to the Share Exchange.

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⑤	Measures to avoid conflicts of interest

In order to secure a transparent and fair decision-making process in relation to the execution of the Share Exchange Agreement, Showa Shell took the following measures, because the Company owns 117,761,200 shares, which is equivalent to 31.25% of the outstanding shares, of Showa Shell, and has interests in the Business Integration.

(i)	Establishment of a special committee at Showa Shell and obtaining its report

On February 10, 2015, in relation to the Business Integration with the Company, in order to secure a transparent and fair decision-making process, Showa Shell’s board of directors meeting established a special committee consisting of Showa Shell’s independent officers at the time. The special committee has, since March 28, 2018, collected information and deliberated on the propriety of the Business Integration and decision-making process regarding the Business Integration, with the four committee members being Norio Otsuka and Yuko Yasuda, both of whom are Showa Shell’s outside directors, and have been filed with the Tokyo Stock Exchange as independent officers, and Midori Miyazaki and Kenji Yamagishi, both of whom are Showa Shell’s outside statutory auditors, and have been filed with the Tokyo Stock Exchange as independent officers. Also, on September 6, 2018, after the decision to realize the Business Integration by way of share exchange, Showa Shell’s board of directors meeting, when specifying what matters the special committee would be consulted about and deliberating on with respect to the Share Exchange, consulted with the special committee as to whether: (a) the special committee can reasonably determine that the Share Exchange will enhance the corporate value; (b) the special committee can reasonably determine that the Share Exchange will be implemented through a fair procedure for the shareholders, and respect their interests; and (c) the Share Exchange is not detrimental to the minority shareholders.

In addition to holding a total of 16 meetings from March 28, 2018 to October 16, 2018, the special committee carefully deliberated on the Business Integration, by mutually consulting each other from time to time between those meeting dates through e-mails, etc., as well as collecting information individually, or through independent advisors. At the time of those deliberations, the special committee received an explanation from Showa Shell, regarding the purposes of the Business Integration, the management structure after the Business Integration, integration synergies from the Business Integration, results of the due diligence conducted in the course of deliberating on the Share Exchange, the details and formulation procedures for the business plan which will be used as the basic materials for the calculation of the share exchange ratio of the Share Exchange, and the terms and conditions of the Share Exchange. Also, as well as discussing the negotiation policy on the share exchange ratio of the Share Exchange, the special committee (i) obtained a detailed report regarding information sharing on the status of the negotiations, (ii) represented and exchanged opinions regarding the share exchange ratio based on advice from Nomura Securities, an independent financial advisor, and of Nakamura, Tsunoda & Matsumoto, an independent legal advisor, and (iii) was substantially involved in

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negotiations regarding the share exchange ratio of the Share Exchange. Further, submitting a report, the special committee has obtained advice from Nomura Securities, in addition to Mizuho Securities and Lazard, both of whom are Showa Shell’s third-party financial advisors, from a financial perspective, regarding the share exchange ratio of the Share Exchange. Further, the special committee respectively obtained, (i) from Mori Hamada & Matsumoto, Showa Shell’s legal advisor, advice, from a legal perspective, on the decision-making methods, processes, and points to be noted about Showa Shell’s board of directors meeting regarding the Share Exchange, and (ii) from Nakamura, Tsunoda & Matsumoto, a legal advisor appointed by the special committee independently from Showa Shell, advice, from a legal perspective, on the deliberating methods, processes, and points to be noted about the special committee regarding the Share Exchange.

As a result, on October 16, 2018, the special committee submitted, to Showa Shell’s board of directors meeting, a report which substantially contained the details below.

(A)

In the petroleum wholesale industry that Showa Shell belongs to, the reinforcement of companies’ competitiveness through business integration has become a pressing task, but synergies are reasonably expected to increase to up to a maximum of 60.0 billion yen as a result of the Business Integration, and the Share Exchange can be reasonably concluded to contribute to enhancing Showa Shell’s corporate value.

(B)

In addition to (a) the plan to appropriately disclose information in relation to the Share Exchange, (b) guaranteeing a structure for the Share Exchange that respects the special committee’s conclusion, (c) the plan to obtain approval from all directors (excluding directors who have interests), and an opinion of no objection from all statutory auditors, (d) obtaining advice from multiple independent financial advisors and legal advisors, (e) obtaining share exchange ratio calculation reports and fairness opinions from multiple independent third party financial advisors (i.e., two financial advisors of Showa Shell and one financial advisor independent from the special committee for a total of three companies), (f) attaching a premium to the Share Exchange Ratio that exceeds the median premium of the most recent, similar precedent cases within the scope of the evaluated ranges of the results calculated by Mizuho Securities and Lazard (i.e., Showa Shell’s third party financial advisors) and Nomura Securities (i.e., the special committee’s third party financial advisor), and (g) the agreement reached as a result of sincere negotiations with the Company, (h) it can be reasonably expected that synergies will increase to up to a maximum of 60.0 billion yen as a result of the Share Exchange, and that Showa Shell’s shareholders can enjoy those synergies by remaining as shareholders of the Company after the Share Exchange. Based on the above, it can be reasonably concluded that the shareholders’ interests in the Share Exchange have been considered through fair procedures.

(C)	Based on (A) and (B) above, it is reasonable for Showa Shell’s Board of Directors to decide to implement the Share Exchange.

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(D)

Since, as described in (A) and (B) above, it can be reasonably concluded that the Share Exchange contributes to enhancing Showa Shell’s corporate value, and the shareholders’ interests in the Share Exchange have been considered through fair procedures, it can be reasonably concluded that the minority shareholders of Showa Shell are not disadvantaged by the Share Exchange.

(ii)	Approval from all directors (excluding directors who have interests) and an opinion of no objection from all statutory auditors of Showa Shell

The proposal regarding the execution of the Share Exchange Agreement submitted at Showa Shell’s board of directors meeting was unanimously approved and passed by all directors of Showa Shell (excluding Daisuke Saki and Katsumi Saito, both of whom may have interests in the Business Integration through having been directors of the Company in the past), and all statutory auditors of Showa Shell stated their opinions that they have no objection to the implementation of the Share Exchange.

Neither Daisuke Seki nor Katsumi Saito attended the deliberation or the resolution on the proposal regarding the Share Exchange at Showa Shell’s board of directors meeting, in order to avoid any conflicts of interest. Neither of them attended the consultations or negotiations regarding the Share Exchange with the Company, from the standpoint of Showa Shell.

(2)	Matters regarding appropriateness of provisions concerning the Company’s capital and capital reserve

The provisions concerning the Company’s capital, capital reserve and profit reserve that will increase through the share exchange are as follows. These provisions were determined within the scope of laws and regulations taking into account the present amount of capital and capital reserve of the Company and the financial status of the Company after the share exchange and other circumstances comprehensively, and are believed to be appropriate.

①	Amount of capital to be increased: 0 yen

②	Amount of capital reserve to be increased:Changes in net assets set forth in Article 39 of the Ordinance on Company Accounting

③	Amount of profit reserve to be increased: 0 yen

4.	Matters Regarding Appropriateness of Provisions for Share Options

There is no applicable matter.

5.	Matters Regarding Wholly-owned Subsidiary of the Share Exchange

(1)	Details of financial statements, etc. of Showa Shell for the most recent business year (from January 1, 2017 to December 31, 2017)

Details of the financial statements, etc. of Showa Shell for the most recent business year have been disclosed on the Company’s website (http://www.idemitsu.co.jp) pursuant to laws and regulations, and Article 15 of the Articles of Incorporation of the Company.

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(2)	Details of events that have material effects on the status of corporate assets that occurred after the last day of the last business year (from January 1, 2017 to December 31, 2017)

①	Acquisition and cancellation of treasury shares

Showa Shell’s board of directors meeting held on August 9, 2018 resolved to acquire its treasury shares in accordance with Article 156 of the Companies Act, as applied pursuant to Article 165, paragraph 3 of the Companies Act, and to cancel its treasury shares in accordance with Article 178 of the Companies Act, as follows.

(i)	Reasons for the acquisition of treasury shares

In order to enhance “additional shareholder return” and “strategic investment for the future growth” based on the mid-term business strategy.

(ii)	Details of resolved matters regarding the acquisition of treasury shares

(a)	Type of shares

Common shares

(b)	Aggregate number of shares to be acquired

6 million shares (upper limit)

(1.59% of the total number of the issued shares, excluding treasury shares)

(c)	Aggregate amount of purchase price

10 billion yen (upper limit)

(d)	Acquisition period

From August 16, 2018 to October 31, 2018

(e)	Acquisition method

Market purchase at the Tokyo Stock Exchange

(iii)	Results of the acquisition of treasury shares

As a result of the acquisition through market purchase at the Tokyo Stock Exchange above, Showa Shell acquired its 4,254,400 common shares, the aggregate amount of purchase price of which is 9,999,883,800 yen.

(vi)	Details of resolved matters regarding the cancellation of treasury shares

(a)	Type of shares

Common shares

(b)	Aggregate number of shares to be cancelled

All of the shares of common share to be acquired pursuant to (ii) above

(c)	Scheduled date of cancellation

November 30, 2018

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②	Dividend of surplus

In order to enhance “additional shareholder return” and “strategic investment for the future growth” based on the mid-term business strategy newly formulated in 2017, Showa Shell’s board of directors meeting held on October 16, 2018 resolved to pay dividends of surplus, the record date of which is March 31, 2019, the effective date of which is June 28, 2019, and dividends per share of which is 85 yen (the aggregate amount of dividends is 31,810 million yen (planned)). The dividends will be officially decided at the extraordinary general meeting of shareholders to be held on December 18, 2018.

③	Execution of the Business Integration Agreement and the Share Exchange Agreement with the Company

Showa Shell executed the Business Integration Agreement as of July 10, 2018, and the Share Exchange Agreement as of October 16, 2018, with the Company.

6.	Details of Events that Have Material Effects on the Status of Corporate Assets that Occurred to the Company after the Last Day of the Last Business Year (from April 1, 2017 to March 31, 2018)

①	Acquisition of treasury shares

The Company’s board of directors meeting held on July 10, 2018 resolved to acquire its treasury shares as follows pursuant to the Articles of Incorporation, under the provision of Article 459, paragraph 1 of the Companies Act.

(i)	Reasons for the acquisition of treasury shares

In order to appropriately return profits to the Company’s shareholders before the implementation of the Business Integration, and to improve the capital efficiency and earnings per share through the decrease in number of shares.

(ii)	Details of resolved matters regarding the acquisition of treasury shares

(a)	Type of shares

Common shares

(b)	Aggregate number of shares to be acquired

12 million shares (upper limit)

(5.77% of the total number of the issued shares, excluding treasury shares)

(c)	Aggregate amount of purchase price

55 billion yen (upper limit)

(d)	Acquisition period

From July 17, 2018 to December 28, 2018

(e)	Acquisition method

Market purchase based on the discretionary dealing contract

(iii)	Results of the acquisition of treasury shares

As a result of the acquisition through market purchase based on the discretionary dealing contract above, the Company acquired its 10,439,700 common shares, the aggregate amount of purchase price of which is 54,999,551,500 yen.

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②	Issuance of unsecured straight bonds

The Company’s board of directors meeting held on September 12, 2018 resolved to issue unsecured straight bonds (the “Bonds”) as follows.

(a) Name of bonds	Idemitsu Kosan Co., Ltd. 6th Series Unsecured Straight Bonds (with inter-bond pari passu clause)	Idemitsu Kosan Co., Ltd. 7th Series Unsecured Straight Bonds (with inter-bond pari passu clause)
(b) Total amount of issue	10 billion yen	10 billion yen
(c) Denomination of each bond	100 million yen	100 million yen
(d) Application of the Act on Book-Entry Transfer of Company Bonds, Shares, etc.

The Bonds are subject to the application of provisions of the Act on Book-Entry Transfer of Company Bonds, Shares, etc. (the “Act”). Pursuant to a provision of Article 67, paragraph 1 of the Act, bond certificates shall not be issued for the Bonds.

(e) Interest rate	0.270% per annum	0.414% per annum
(f) Issue price	100 yen per face value 100 yen
(g) Redemption price	100 yen per face value 100 yen
(h) Term and redemption method	7 years (a) Maturity date The principal of the Bonds shall be redeemed in a hump sum on September 19, 2025.	10 years (a) Maturity date The principal of the Bonds shall be redeemed in a hump sum on September 19, 2028.
(b) Retirement by purchase The Company may repurchase the Bonds on or after the day after the closing date, unless otherwise provided for by the book-entry transfer institution.
(i) Interest payment date	March 19 and September 19 of each year
(j) Offering period	September 12, 2018
(k) Closing date	September 19, 2018
(l) Method of offering	Public offering in Japan

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(m) Collateral	The Bonds are neither secured by any collateral nor guaranteed, and there are no particular assets reserved for the payment of the Bonds.
(n) Financial covenants	Negative pledge clause (with inter-bond pari passu clause) attached.
(o) Underwriters	Daiwa Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., SMBC Nikko Securities Inc., and Mizuho Securities Co., Ltd.	SMBC Nikko Securities Inc., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Daiwa Securities Co., Ltd., and Mizuho Securities Co., Ltd.
(p) Place for application	Head offices and domestic branch offices of the underwriters
(q) Fiscal, issuing and paying agent	Sumitomo Mitsui Trust Bank, Limited
(r) Book-entry transfer institution	Japan Securities Depository Center, Incorporated
(s) Rating	A (Japan Credit Rating Agency, Ltd.)

③	Execution of the Business Integration Agreement and the Share Exchange Agreement with Showa Shell

The Company executed the Business Integration Agreement as of July 10, 2018, and the Share Exchange Agreement as of October 16, 2018, with Showa Shell.

Schedule

Overview of the calculation related to the share exchange ratio by each third party financial advisor of the Company

(J.P. Morgan)

J.P. Morgan performed an average market share price analysis on the common stock of the Company and Showa Shell, as well as a discounted cash flow (“DCF”) analysis based on the projections prepared and furnished to J.P. Morgan by the managements of the Company and Showa Shell in order to take into account the state of future business operations in the valuation. The calculated ranges of the Share Exchange Ratio for the Share Exchange based on each method are as indicated below. The calculated ranges of the Share Exchange Ratio below show the range of the number of shares of the Idemitsu Kosan common stock to be allotted for each share of common stock of Showa Shell.

In performing the average market share price analysis, J.P. Morgan used October 15, 2018 as the base date (“Base Date”), and reviewed the per share closing price trading data of Idemitsu Kosan and Showa Shell on the Base Date and the average daily closing share prices of the Company and Showa Shell on the Tokyo Stock Exchange (“TSE”) for one-month, three-month and six-month periods through the Base Date.

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The business plan of the Company for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by J.P. Morgan, does not include fiscal years with an expected substantial earnings increase or decrease. On the other hand, the business plan of Showa Shell for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by J.P. Morgan, includes fiscal years with an expected substantial earnings increase or decrease. Specifically, the earnings for the fiscal year ending March 2019 is expected to increase substantially on a year-on-year basis, due to improvement in profitability of the Oil Business, earnings for the fiscal year ending March 2020 is expected to decrease substantially on a year-on-year basis due to, among other things, an unfavorable petroleum products market condition and periodic maintenances of refineries, and earnings for the fiscal year ending March 2021 is expected to increase substantially on a year-on-year basis due to, among other things, profit improvement due to recovery of overseas petroleum products market condition along with changes in regulations and completion of periodic maintenances of refineries.

	Valuation Method	Calculated Range of the Share Exchange Ratio
1	Average Share Price Analysis	0.39 ~ 0.41
2	DCF Analysis	0.39 ~ 0.45

J.P. Morgan delivered to the Board of Directors of the Company a written opinion, as of October 16, 2018, that the share exchange ratio to be used in the Share Exchange (“Share Exchange Ratio”) was, as of the same date, fair, from a financial point of view, to the Company.

The written opinion was provided solely for the benefit of the Board of Directors of the Company in connection with evaluation of the Share Exchange and for the purposes of reference in performing such evaluation. The written opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Share Exchange or any other matter.

In giving its opinion and conducting analyses with respect to the Share Exchange Ratio, which was the basis for the written opinion, J.P. Morgan has relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and Showa Shell or otherwise reviewed by or for J.P. Morgan. J.P. Morgan has not independently verified any such information or its accuracy or completeness and, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan has not conducted or been provided with any valuation or appraisal of any assets or liabilities of the Company or Showa Shell, nor has it evaluated the solvency of the Company or Showa Shell under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Showa Shell to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan has also assumed that the Share Exchange and the other transactions contemplated by the share exchange agreement (the “Agreement”) will qualify as a tax-free reorganization for Japanese income tax purpose, and

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will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan has also assumed that the representations and warranties made by the Company and Showa Shell in the Agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory, tax or accounting expert and relied on the assessments made by advisors of the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Share Exchange would be obtained without any adverse effect on the Company or Showa Shell or on the contemplated benefits of the Share Exchange. In addition, with the approval of the Company, J.P. Morgan has assumed that the proposed buyback by the Company of its common stock announced on July 10, 2018 will be completed in full as announced.

The opinion and analyses with respect to the Share Exchange Ratio, which was the basis for the written opinion, provided by J.P. Morgan were necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of October 16, 2018. It should be understood that subsequent developments may affect the opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such analyses and opinion. The written opinion was limited to the fairness, from a financial point of view, to the Company of the Share Exchange Ratio in the proposed Share Exchange and J.P. Morgan expressed no opinion as to the fairness of the Share Exchange to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Share Exchange. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Stock Exchange, or any class of such persons relative to the Share Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which common stock of the Company or Showa Shell will trade at any future time.

The financial projections for the Company and Showa Shell furnished to J.P. Morgan by the two companies were prepared by the managements of the Company and Showa Shell, respectively. Neither the Company nor Showa Shell publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Share Exchange, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

The foregoing summary of the analysis with respect to the Share Exchange Ratio and the valuation method thereof does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In providing its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form a view as to whether any individual analysis or factor (positive or

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negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in providing its opinion. None of the selected companies reviewed as described in the above analysis as a comparison is identical to the Company or Showa Shell or any of their respective operating units or subsidiaries. However, the companies selected were chosen because they are publicly traded companies with businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of the Company and Showa Shell, as the case may be. The analyses necessarily involve complex considerations and judgments concerning differences in financial and business characteristics of the companies involved and other factors that could affect the companies compared to the Company and Showa Shell.

J.P. Morgan has acted as financial advisor to the Company with respect to the proposed Share Exchange and will receive a fee from the Company for its services. In addition, the Company has agreed to indemnify J.P. Morgan against certain liabilities arising out of its engagement. During the two years preceding the date of the written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company in relation to its acquisition of shares of Showa Shell from Royal Dutch Shell plc, which was closed in December 2016, and acting as a joint global coordinator for the Company’s global offering of its common stock, which was closed in July 2017. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Showa Shell. In the ordinary course of businesses of J.P. Morgan and its affiliates, they may actively trade the debt and, equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Showa Shell for their own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities.

(Goldman Sachs)

Goldman Sachs Japan Co., Ltd and its affiliates (collectively, “Goldman Sachs”), as part of the process of preparing its written opinion referred to in Item “2.(4) Measures to ensure fairness”, performed a historical stock price analysis and discounted cash flow (“DCF”) analysis, which DCF analysis was based upon publicly available information and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Showa Shell, in each case, on a stand-alone basis and as prepared by the Company’s management and approved for Goldman Sachs’ use by the Company. The results of the respective analyses are shown below. The below ranges of the stock exchange ratio are for a number of shares of common stock of the Company (“Company Common Stock”) to be issued in exchange for one share of Showa Shell common stock (“Showa Shell Common Stock”). In performing the stock price analysis, Goldman Sachs used October 15, 2018, as the base date, and reviewed as a basis for the analysis the exchange ratio calculated based on the closing market prices of Company Common Stock and Showa Shell Common Stock during the period beginning on July 20, 2017, the day on which the Company completed its global offering of newly issued shares of common stock announced on July 3, 2017 in a press release entitled “Notice on Issuance of New Shares by Way of Global Offering”, and ending on the base date as a basis for the analysis. The business plan of the Company prepared by the Company’s management for the fiscal years ending March 2019 to March 2023, which the Company provided to, and approved for use by Goldman Sachs as

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the basis for the DCF analysis, does not include any fiscal years with an expected substantial earnings increase or decrease. On the other hand, the business plan of Showa Shell prepared by the Company’s management for the fiscal years ending March 2019 to March 2023, which the Company provided to, and approved for use by Goldman Sachs as the basis for the DCF analysis, includes fiscal years with an expected substantial earnings increase or decrease. Specifically, earnings for the fiscal year ending March 2019 are expected to increase substantially on a year-on-year basis, due to improvement in profitability of the Oil Business, earnings for the fiscal year ending March 2020 are expected to decrease substantially on a year-on-year basis due to, among other things, unfavorable petroleum products market conditions and periodic maintenances of refineries, and earnings for the fiscal year ending March 2021 are expected to increase substantially on a year-on-year basis due to, among other things, profit improvement due to a recovery in overseas petroleum products market conditions along with changes in regulations and the completion of the periodic maintenance of refineries.

Goldman Sachs delivered to the Company a written opinion, approved by a fairness committee of Goldman Sachs, that, as of October 16, 2018, and based upon and subject to certain conditions, including the assumptions described below, the exchange ratio pursuant to the Share Exchange Agreement was fair from a financial point of view to the Company. Goldman Sachs provided its advisory services, the opinion and its financial analysis report (santei-sho) regarding the exchange ratio (the “GS Exchange Ratio Report”) solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Share Exchange and neither such opinion nor the GS Exchange Ratio Report constitutes a recommendation as to how any holder of Company Common Stock should vote with respect to the Share Exchange or any other matter. Goldman Sachs did not recommend any specific stock exchange ratio to the Company or its Board of Directors or that any specific stock exchange ratio constituted the only appropriate stock exchange ratio. Please refer to Note below which sets forth in more detail, the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

Methodology	Range of the stock exchange ratio
Stock Price Analysis	0.34 ~ 0.47
DCF Analysis	0.21 ~ 0.46

Goldman Sachs also conducted a contribution analysis and present value of future stock price analysis. Goldman Sachs reviewed and considered such analyses as a whole in preparing its opinion and did not attribute any particular weight to any factor or analysis considered by it. Goldman Sachs’ analyses (including the GS Exchange Ratio Report) and opinion are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of October 16, 2018, and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion or analyses (including the GS Exchange Ratio Report) based on circumstances, developments or events occurring after such date. Goldman Sachs assumed with the Company’s consent that certain internal financial analyses and forecasts for Idemitsu and certain financial analyses and forecasts for Showa Shell and certain operating synergies projected by the Company and Showa Shell to result from the Share Exchange have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Except as otherwise noted, the quantitative information used in Goldman Sachs’ financial analyses (including the GS Exchange Ratio

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Report), to the extent it is based on market data, is based on market data as it existed on or before October 15, 2018 and is not necessarily indicative of current market conditions.

(Note)

Goldman Sachs is engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Showa Shell and any of their respective affiliates and third parties, including Saudi Arabian Oil Company (“Saudi Aramco”), a significant shareholder of Showa Shell, and its affiliates, including the Kingdom of Saudi Arabia (together with its agencies and instrumentalities, the “Kingdom of Saudi Arabia”) or any currency or commodity that may be involved in the Share Exchange. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Share Exchange. Goldman Sachs expects to receive fees for its services in connection with the Share Exchange, the principal portion of which is contingent upon consummation of the Share Exchange, and the Company has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a joint lead manager and book runner in connection with a global offering of 41,739,200 shares of Company Common Stock in July 2017 and financial advisor to the Company in connection with an acquisition of 117,761,200 shares of Showa Shell Common Stock in December 2016. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Saudi Aramco and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Saudi Aramco in connection with an acquisition of Gunvor Petroleum’s Rotterdam interest in Maasvlakte Olie Terminal in October 2017. Goldman Sachs has also provided certain financial advisory and/or underwriting services to the Kingdom of Saudi Arabia and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Showa Shell, Saudi Aramco, the Kingdom of Saudi Arabia and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

In connection with preparing its opinion and the GS Exchange Ratio Report, Goldman Sachs has reviewed, among other things, the Agreement; the Annual Securities Reports (Yuka Shoken Houkoku-Sho) and annual reports to stockholders of each of the Company and Showa Shell for the five fiscal years ended March 31, 2018 and December 31, 2017, respectively; certain interim reports to stockholders and the Quarterly Reports (Shihanki Houkoku-Sho) of the Company and Showa Shell; certain other communications from Idemitsu and Showa Shell to their respective stockholders; certain publicly available research analyst reports for Idemitsu and Showa Shell; certain internal financial analyses and forecasts for Showa Shell prepared by its management; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Showa Shell, in each case, as prepared by the management of the Company and approved for Goldman Sachs’ use by the Company (the “Forecasts”), and certain operating synergies projected by the managements of the Company and Showa Shell to result from the Share Exchange, as approved for Goldman Sachs’ use by the Company (the “Synergies”). Goldman Sachs has also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of Showa Shell and the Company and the strategic rationale for, and the potential benefits of, the Share Exchange; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Showa Shell Common Stock; compared certain financial and stock market information for the Company and Showa Shell with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the oil refinery industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion and the GS Exchange Ratio Report, Goldman Sachs has, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs has

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assumed with the Company’s consent that the Forecasts and the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Showa Shell or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Share Exchange will be obtained without any adverse effect on the Company or Showa Shell or on the expected benefits of the Share Exchange in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also has assumed that the Share Exchange will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Neither Goldman Sachs’ opinion nor the GS Exchange Ratio addresses the underlying business decision of the Company to engage in the Share Exchange, or the relative merits of the Share Exchange as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the Agreement or Share Exchange or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Share Exchange, including, the fairness of the Share Exchange to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Showa Shell, or any class of such persons in connection with the Share Exchange, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which shares of the Company Common Stock will trade at any time or as to the impact of the Share Exchange on the solvency or viability of the Company or Showa Shell or the ability of the Company or Showa Shell to pay their respective obligations when they come due. Goldman Sachs’ opinion and the GS Exchange Ratio Report are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date hereof and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion or the GS Exchange Ratio Report based on circumstances, developments or events occurring after the date hereof. Goldman Sachs’ advisory services, the opinion expressed by Goldman Sachs, and the GS Exchange Ratio Report are provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Share Exchange and neither such opinion nor the GS Exchange Ratio Report constitutes a recommendation as to how any holder of Company Common Stock should vote with respect to such Share Exchange or any other matter. Goldman Sachs’ opinion has been approved by a fairness committee of Goldman Sachs.

(Daiwa)

In performing its analysis, Daiwa reviewed the financial information of both companies, in addition to reviewing the terms and conditions of the Share Exchange. Daiwa used a stock price analysis, since the shares of both companies are listed on a securities exchange and market share prices are publicly available. In addition, to evaluate future business operations, Daiwa performed a valuation based on a discounted cash flow (“DCF”) analysis. The valuation ranges of the Share Exchange Ratio set forth below represent the valuation ranges for the number of shares of the Company common stock to be allocated in exchange for one share of Showa Shell common stock.

Analysis Method	Calculation Range of Share Exchange Ratio
Stock Price Analysis	0.39 - 0.41
DCF Analysis	0.32 - 0.48

In performing the stock price analysis, Daiwa used October 15, 2018 as the reference date and reviewed the closing share prices from the Tokyo Stock Exchange on the reference date and the average of the closing share prices during the most recent month, the most

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recent three (3) months and the most recent six (6) months, each ending on the reference date.

Daiwa rendered its fairness opinion to the Company, dated October 16, 2018, stating that from a financial point of view, the agreed upon Share Exchange Ratio is fair to the Company, subject to the conditions set forth below and certain other conditions.

In preparing its fairness opinion, Daiwa analyzed and reviewed the Share Exchange Ratio. For such analysis and review, Daiwa used, in principle, as-is material and information provided by both companies as well as publicly available information. Daiwa assumed and relied on the accuracy and completeness of all information that Daiwa reviewed or analyzed, and did not independently verify or assume any obligation to independently verify the accuracy or completeness of such information. Daiwa did not undertake an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), on an aggregate or individual basis, of the Company, Showa Shell or any of their respective affiliates (as defined in Article 8(8) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements, etc. of Japan) (hereinafter, “Affiliates”), nor did Daiwa make any request to a third party for any such valuation, appraisal or assessment. In preparing its fairness opinion, Daiwa assumed that there were no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to the Company, Showa Shell or any of their respective Affiliates that might affect its opinion. Daiwa did not evaluate the solvency or creditworthiness of the Company, Showa Shell or any of their respective Affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. Daiwa did not conduct any physical inspection of the properties or facilities of the Company, Showa Shell or any of their respective Affiliates, nor did Daiwa assume any obligation to do so. Daiwa understands that the Company’s accounting, tax, and legal advisors performed financial, tax and legal due diligence, respectively, on Showa Shell based on the scope of due diligence agreed upon between the respective advisors and the Company. Daiwa did not independently verify such scope or assume any obligation with respect to such due diligence.

In preparing its opinion, Daiwa assumed that the business plans, financial forecasts and other information regarding the future furnished to Daiwa by both companies were prepared according to reasonable procedures and reflect the best then-available estimates and judgment of the management of both companies, respectively, and Daiwa neither conducted independent verifications of the accuracy, validity or feasibility of the business plans nor assumed any obligation or responsibility to do so. Daiwa assumed that all assumptions in the preparation of the business plans and financial forecasts were accurate and feasible. Daiwa conducted no independent verifications of the accuracy or feasibility thereof, nor did Daiwa assume any obligation to do so.

Daiwa performed the DCF analysis based on the business plans, financial forecasts and other information regarding the future of both companies provided by the Company. The business plan of Idemitsu for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by Daiwa, does not include fiscal years with an expected substantial earnings increase or decrease. On the other hand, the business plan of Showa Shell for the fiscal years ending March 2019 to March 2023, used as the basis for the DCF analysis by Daiwa, includes fiscal years with an expected substantial earnings increase or decrease. Specifically, the earnings for the fiscal year ending March 2019 is expected to

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increase substantially on a year-on-year basis, due to improvement in profitability of the Oil Business, earnings for the fiscal year ending March 2020 is expected to decrease substantially on a year-on-year basis due to, among other things, an unfavorable petroleum products market condition and periodic maintenances of refineries, and earnings for the fiscal year ending March 2021 is expected to increase substantially on a year-on-year basis due to, among other things, profit improvement due to recovery of overseas petroleum products market condition along with changes in regulations and completion of periodic maintenances of refineries.

Daiwa assumed that the Share Exchange Agreement would be properly and validly executed by both companies with terms and conditions substantially the same as those set forth in the draft of the Share Exchange Agreement that Daiwa reviewed, and that the Share Exchange would be legally and validly performed and completed pursuant to the terms and conditions of the Share Exchange Agreement, without any waiver, revision or amendment of any material terms or conditions thereof. Further, Daiwa assumed that the transaction would be legally and validly performed, that the tax effects arising from the transaction would not be different from the anticipated tax effects by both companies, and that the governmental, regulatory or other consents or approvals necessary for the execution of the transaction would be obtained without any prejudice to the benefits expected to be brought by transaction. Therefore, Daiwa has no obligation to conduct the independent verifications thereof. Daiwa did not evaluate the decision of the Company with respect to its execution of the transaction or the relative merits of the transaction as compared to any strategic alternatives that might be available to the Company, nor was Daiwa requested by the Company to do so. Daiwa is not an accounting, tax or legal expert and neither independently reviewed or analyzed nor assumed any obligation to independently review or analyze the legality or validity of any matter regarding the transaction or the appropriateness of the accounting and tax treatment of any matter regarding the transaction. Daiwa also assumed that the anticipated tax effects of the transaction communicated to Daiwa by the Company would be realized.

Daiwa Securities Group, mainly consisting of Daiwa Securities Group Inc., which is the parent company of Daiwa, conducts investment and financing services business concentrating on securities-related business as the principle business. Daiwa has provided to the Company, Showa Shell and their respective Affiliates its services, for which Daiwa has received compensation in the past and the present, and may do so in the future. The Company fully understands that Daiwa and its affiliates have provided, or may provide in the future, services for other transactions to Showa Shell and its Affiliates, for which Daiwa has received, or may receive, compensation, and has given prior consent to the provision of such services without any objection. In addition, Daiwa and its affiliates may actively trade or hold financial products, including securities and derivatives products, of the Company, Showa Shell or any of their respective Affiliates, for its own and its Affiliates’ accounts or for the accounts of customers.

Daiwa’s opinion was prepared solely for the use and benefit of the board of directors of the Company in connection with its review of the Share Exchange Ratio. The Company may not cause Daiwa’s opinion to be disclosed, referred or communicated to any third party, nor to be used for any third party opinion to be disclosed without Daiwa’s prior written consent. The Company will be also solely responsible for such disclosure with Daiwa’s prior consent, and Daiwa will not be responsible for such disclosure. Moreover, Daiwa’s opinion does not constitute a recommendation or solicitation to any holders of shares of

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common stock of the Company as to how such holder of shares should vote on the transaction (including exercise of the appraisal right of opposing holders of shares), the assignment and receipt of shares of the Company or any other related matters.

Daiwa’s opinion addresses only the fairness of the Share Exchange Ratio from a financial point of view to the holders of the shares of the common stock of the Company, and the Company did not ask Daiwa to address, and Daiwa’s opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of common stock of the Company. Daiwa does not provide any opinion on any premise or assumption upon which the determination of the Share Exchange Ratio was based or the underlying business decision of the Company to proceed with the transaction. Daiwa does not express any opinion as to the prices at which the shares of common stock of the Company or Showa Shell will be traded at any time after the date of its opinion. In addition, Daiwa expresses no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the Share Exchange Ratio by any officers, directors, employees or any similar such persons involved in the transaction.

Daiwa’s opinion is based on financial information prepared in accordance with accounting principles generally accepted in Japan, and did not take into consideration any possible difference in such financial information if prepared under IFRS. Daiwa’s opinion is also based upon financial, economic, market and other conditions as they existed as of October 16, 2018, and relied on information made available to Daiwa by October 16, 2018. However, some materials and information used for the calculation were made at different points in time because the availability of materials and information was restricted. Additionally, although Daiwa’s opinion may be affected by future changes in conditions, Daiwa does not assume any obligation to revise, renew, supplement or reaffirm its opinion.

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Proposition No. 2: Election of seven (7) Directors

In connection with the business integration of the Company and Showa Shell, in order to realize the best composition of the Company’s officers to realize the vision of the Company after the business integration, the Company proposes that seven (7) new Directors be elected.

The candidates for Directors are set forth below. The appointment of each candidate under this proposition shall become effective as of the effective date of the share exchange (scheduled to be April 1, 2019) subject to the resolution of Proposition No. 1 as proposed and the share exchange under Proposition No. 1 becoming effective.

There are currently eleven (11) Directors (including four (4) Outside Directors), and as of the effective date of the appointment of each candidate, it is expected that there will be twelve (12) Directors (including five (5) Outside Directors).

Candidate No.	Name (Date of birth)	Brief history and position and duties in the Company (and important concurrent office)		Number of shares of the Company held by Candidate

1	[For new election]	April 1979	Joined Shell Sekiyu K.K.	-
	Tsuyoshi Kameoka (October 18, 1956)	April 2003	Oil Products Division Manager, Showa Shell
		April 2005	Senior Officer and Kinki Area Manager, Showa Shell
		March 2006	Executive Officer, Showa Shell
		March 2009	Corporate Executive Officer, Showa Shell
		March 2013	Executive Officer Vice President, Oil Business COO, Showa Shell
		March 2014	Executive Officer, Oil Business COO, Showa Shell
		March 2015	President & Representative Director, Group CEO, Energy Solution Business COO, Showa Shell
		March 2016	President & Representative Director, Group CEO, Showa Shell
		March 2018	Representative Director, President, Executive Officer, CEO, Showa Shell (to date)
(Reason for nomination as candidate for Director)

Mr. Tsuyoshi Kameoka, who has been responsible for the management of Showa Shell as its President & Representative Director since 2015, has accumulated wide experience, knowledge, and expertise. He caused the Showa Shell Sekiyu group to achieve its Medium Term Business Action Plan. Further, with a focus on the future changes in the oil market, he formulated and promoted the Medium Term Business Strategy, and delivered solid results. Thus, management has judged that he will be able to execute the business of the Company properly, fairly and effectively.

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Candidate No.	Name (Date of birth)	Brief history and position and duties in the Company (and important concurrent office)		Number of shares of the Company held by Candidate

2	[For new election]	April 1980	Joined Showa Sekiyu K.K.	-
	Tomonori Okada (May 12, 1954)	April 2003	Head of Logistics Business Division, Showa Shell
		Sep. 2006	Senior Officer & Keihin Vice Chief, TOA OIL Co., Ltd. (“TOA OIL”)
		March 2007	Director, TOA OIL
		March 2009	Managing Director, TOA OIL
		March 2011	Corporate Executive Officer, Showa Shell
		March 2013	Senior Corporate Executive Officer, Showa Shell
		June 2014	Director & Vice President, Seibu Oil Co., Ltd. (“Seibu Oil”)
		June 2015	Representative Director & President, Seibu Oil
		March 2016	Representative Director, Vice President, Showa Shell
		March 2018	Representative Director, Vice President, Executive Officer and Oil Business COO, Showa Shell (to date)

(Reason for nomination as candidate for Director)

Mr. Tomonori Okada, who served as Representative Director & President of Seibu Oil, has served as Representative Director, Vice President of Showa Shell since 2016. Therefore, he has accumulated wide experience, knowledge, and expertise. Further, he has demonstrated his leadership abilities in the business development of the Showa Shell Sekiyu group, and delivered solid results. Thus, management has judged that he will be able to execute the business of the Group properly, fairly and effectively.

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Candidate No.	Name (Date of birth)	Brief history and position and duties in the Company (and important concurrent office)		Number of shares of the Company held by Candidate
3	[For new election]	April 1980	Joined Shell Sekiyu K.K.
		April 2006	Kyushu Branch Manager, Showa Shell
	Katsuaki Shindome (August 25, 1957)	Nov. 2008	Kinki Branch Manager, Showa Shell	-
		March 2009	Executive Officer, Showa Shell
		March 2013	Corporate Executive Officer, Showa Shell (to date)

(Reason for nomination as candidate for Director)

Mr. Katsuaki Shindome, who was responsible for the sales department and the corporate department which includes health, safety, security and environmental (HSSE) and internal control, as Executive Officer and Corporate Executive Officer of Showa Shell, has accumulated wide experience, knowledge, and expertise. He has promoted the enhancement of the competitiveness and compliance of the Showa Shell Sekiyu group, the improvement of its organizational capacity, and creation of its corporate culture, etc., and delivered solid results. Thus, management has judged that he will be able to execute the business of the Company properly, fairly and effectively.

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Candidate No.	Name (Date of birth)	Brief history and position and duties in the Company (and important concurrent office)		Number of shares of the Company held by Candidate
4	[For new election]	April 2010	Councilor, Public Interest Incorporated Foundation Idemitsu Museum of Arts	2,421,795 shares
Councilor, Public Interest Incorporated Foundation Idemitsu Culture and Welfare Foundation
	Masakazu Idemitsu (October 15, 1968)	Dec. 2015	Director and Vice President, Nissho Kosan Co., Ltd. (“Nissho Kosan”)
		April 2016	Representative Director and President, Nissho Kosan (to date)

(Reason for nomination as candidate for Director)

Mr. Masakazu Idemitsu has been recommended as a candidate for Director by the major shareholders of the Company, based on an agreement entered into between the Company and its major shareholders on July 10, 2018. He has an essential understanding of the details of the Company’s business, and its management philosophy, “respect for human beings,” as a grandson of Mr. Sazo Idemitsu, the founder of the Company. Thus, management has judged that, from the long-term perspective, he will be able to perform his duties as Director properly.

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Candidate No.	Name (Date of birth)	Brief history and position and duties in the Company (and important concurrent office)		Number of shares of the Company held by Candidate
5	[For new election]	Dec. 2008	Registered as an attorney, established Kyuhodo Law Firm	-
		April 2010	Committee Member, Tokyo Local Third-Party Committee to Check Pension Records, Ministry of Internal Affairs and Communications
	Kazunari Kubohara (July 16, 1967)	April 2011	Delegate, Dai-Ichi Tokyo Bar Association
		June 2016	Statutory Auditor, Class Technology Co., Ltd. (to date)
		July 2017	Auditor, Medical Corporation Hakueikai Miyake Dental Clinic (to date)
		March 2018	Delegate, Japan Federation of Bar Associations (to date)
		April 2018	Vice Chairperson of the Legal Services Obstruction Countermeasures Committee, Dai-Ichi Tokyo Bar Association (to date)

(Reason for nomination as candidate for Director)

Mr. Kazunari Kubohara has been recommended as a candidate for Director by the major shareholders of the Company, based on an agreement entered into between the Company and its major shareholders on July 10, 2018. It is hereby proposed that he be elected as Outside Director to reflect his long experience and wide knowledge as an attorney. He has an experience working in a corporate environment before he registered as an attorney, is familiar with corporate legal affairs as an attorney, and has extensive knowledge of corporate management. Thus, management has judged that he will be able to perform his duties as Director properly.

(Business relationship between the candidate and the Company)

Mr. Kubohara acts as a representative with regard to legal affairs, etc. of Nissho Kosan, which is the biggest shareholder of the Company. There is no business relationship between the Company and the candidate or his law firm.

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Candidate No.	Name (Date of birth)	Brief history and position and duties in the Company (and important concurrent office)		Number of shares of the Company held by Candidate
6	[For new election]	April 1973	Joined NSK Ltd. (“NSK”)	-
		Dec. 1999	Deputy Head of Corporate Planning Division HQ, NSK
		April 2000	Vice President, Head of Corporate Planning Division HQ, NSK
		June 2002	Director, Senior Vice President, Head of Corporate Strategy Division HQ, NSK
		June 2004	Representative Executive Vice President, Responsible for Administrative Divisions, Head of Corporate Strategy Division HQ, NSK
	Norio Otsuka (July 5, 1950)	June 2007	Representative Executive Officer and Senior Executive Vice President, NSK
		June 2009	President and Chief Executive Officer, Chairperson of the Nomination Committee, NSK
		June 2015	Director, Chairman, NSK
		June 2016	Chairman, the Japan Bearing Industry Association (to date)
		March 2017	Outside Director, Showa Shell (to date)
		June 2017	Honorary Chairman, NSK
		June 2018	Outside Director, Sojitz Corporation (to date)
Advisor, NSK (to date)

(Reason for nomination as candidate for Director)

Mr. Norio Otsuka, who served as President and Chief Executive Officer, and Director, Chairman of NSK, has promoted its global growth strategy, and enhanced its corporate governance, involvements through which he has accumulated wide experience and advanced insight regarding corporate management. It is hereby proposed that he be elected as Outside Director, as he has served as Outside Director of Showa Shell since 2017, and contributed to the improvement of the discussion quality of Showa Shell’s board of directors, and to the enhancement of its effectiveness.

(Business relationship between the candidate and the Company)

The Company has business relationships with NSK in relation to the transaction of lubricants, etc.; however, the transaction amount is an extremely insignificant amount of 5,510,000 yen for fiscal year 2017.

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Candidate No.	Name (Date of birth)	Brief history and position and duties in the Company (and important concurrent office)		Number of shares of the Company held by Candidate
7	[For new election]	April 1985	Joined IBM Japan, Ltd.	-
	Yuko Yasuda (September 16, 1961)	Sep. 1991	Joined Booz Allen Hamilton Inc.
		Sep. 1993	Joined Russell Reynolds Associates Japan Inc. (“Russell Reynolds Associates Japan”)
		June 1995	Managing Director, Russell Reynolds Associates Japan (to date)
		April 2001	Associate Representative in Japan, Russell Reynolds Associates Japan
		April 2003	Representative in Japan, Russell Reynolds Associates Japan
Member of Executive Committee, Russell Reynolds Associates Inc. (until March 2006)
		April 2013	Member of Executive Committee, Russell Reynolds Associates Inc. (reappointed, until March 2016)
		June 2015	Outside Director, SCSK Corporation (to date)
		March 2017	Outside Director, Showa Shell (to date)

(Reason for nomination as candidate for Director)

Ms. Yuko Yasuda, who served as Representative in Japan of Russell Reynolds Association Japan, and engaged in the executive assessment of a corporation and in the training of CEO successors, has accumulated wide experience and broad knowledge about the training of global leaders. It is hereby proposed that she be elected as Outside Director, as she has served as Outside Director of Showa Shell since 2017, and contributed to Showa Shell’s sustainable growth, and to the improvement of the transparency and fairness of its management.

(Business relationship between the candidate and the Company)

There is no business relationship between the candidate and the Company.

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(Notes)

1.

Mr. Masakazu Idemitsu is Representative Director and President of Nissho Kosan, which is the biggest shareholder of the Company. The Company conducts real estate lease transactions with Nissho Kosan, the terms of which have been determined based on the market rate in adjacent areas, and the transaction amount of which is approximately 140 million yen per annum.

Other than Mr. Masakazu Idemitsu, there are no special relationships between the candidates for Director and the Company.

2.	Mr. Kazunari Kubohara, Mr. Norio Otsuka, and Ms. Yuko Yasuda are candidates for Outside Director.
3.

If the election of Mr. Masakazu Idemitsu, Mr. Kazunari Kubohara, Mr. Norio Otsuka, and Ms. Yuko Yasuda is approved, under Article 427, paragraph 1 of the Companies Act of Japan, the Company plans to enter into agreements with each of them to limit the liability for damages provided for in Article 423, paragraph 1 of the Companies Act of Japan. Under the agreement, the liability will be limited to the amount provided for under law. The execution of the agreement with Mr. Masakazu Idemitsu is subject to the resolution Proposition No. 5 as proposed.

4.

The Company plans to register Mr. Norio Otsuka and Ms. Yuko Yasuda as independent officers with the Tokyo Stock Exchange in accordance with its rules as both of them satisfy the requirements for independent officers under such rules.

5.	The number of shares of the Company held by a candidate for Director includes the candidate’s interests in the Idemitsu Employee Stockholders Committee.

44

Proposition No. 3: Election of two (2) Statutory Auditors

In connection with the business integration of the Company and Showa Shell, in order to realize the best composition of the Company’s officers to realize the vision of the Company after the business integration, the Company proposes that two (2) new Statutory Auditors be elected.

The candidates for Statutory Auditors are set forth below, and the Board of Statutory Auditors has consented to this proposition. The appointment of each candidate under this proposition shall become effective as of the effective date of the share exchange (scheduled to be April 1, 2019) subject to the resolutions of Proposition No. 1 as proposed and the share exchange under Proposition No. 1 becoming effective.

Further, there are currently four (4) Statutory Auditors (including two (2) Outside Statutory Auditors), and as of the effective date of the appointment of each candidate, it is expected that there will be also four (4) Statutory Auditors (including two (2) Outside Auditors).

Candidate No.	Name (Date of birth)	Brief history and position in the Company (and important concurrent office)		Number of shares of the Company held by Candidate
1	[For new election]	April 1984	Joined Shell Sekiyu K.K.	-
	Kenji Takahashi (Sep. 24, 1959)	April 2007	Procurement Team Leader, Showa Shell
		April 2009	Division Manager of Personnel Division and General Affairs Division, Showa Shell
		April 2010	Division Manager of General Affairs Division, Showa Shell, and President and Representative Director, CRECO Corporation
		April 2013	Division Manager of Audit Division, Showa Shell
		March 2016	Full- Time Statutory Auditor, Showa Shell (to date)

(Reason for nomination as candidate for Statutory Auditor)

Mr. Kenji Takahashi, who served as Division Manager of Audit Division of Showa Shell after serving in research laboratories, human affairs, general affairs, and procurement divisions, has served as full-time Statutory Auditor since 2016. He has a wealth of business experiences and specialized knowledge about auditing, and has contributed to the improvement of the effectiveness of auditing function for the sound development of the Showa Shell Sekiyu group’s business. Thus, management has judged that he will be able to conduct audits of, and supervise, the Company properly, fairly and effectively.

45

Candidate No.	Name (Date of birth)	Brief history and position in the Company (and important concurrent office)		Number of shares of the Company held by Candidate
2	[For new election]	April 1973	Registered as an attorney	-
		April 1997	Vice President, Tokyo Bar Association
		April 2004	Secretary General, Japan Federation of Bar Associations
		July 2007	Committee Member, Central Third-Party Committee to Check Pension Records, Ministry of Internal Affairs and Communications
	Kenji Yamagishi (February 27, 1948)	March 2008	Outside Statutory Auditor, Showa Shell Sekiyu K.K. (to date)
		April 2009	President, the Tokyo Bar Association
Vice President, the Japan Federation of Bar Associations
		May 2012	President, the Japan Federation of Bar Associations

(Reason for nomination as candidate for Statutory Auditor)

It is hereby proposed that Mr. Kenji Yamagishi be elected as Outside Statutory Auditor to reflect his long experience and wide knowledge as an attorney. Other than serving as an outside officer, he has not engaged in corporate management in any manner. However, he satisfies the “Requirements for Independence of Outside Officers” of the Company, is familiar with corporate legal affairs based on his experience as an attorney, and has extensive knowledge of corporate legal affairs. Thus, management has judged that he will be able to perform his duties as an Outside Statutory Auditor properly.

(Business relationship between the candidate and the Company)

There is no business relationship between the candidate and the Company.

(Notes)

1.	There are no special relationships between any candidate for Statutory Auditor and the Company.
2.	Mr. Kenji Yamagishi is a candidate for Outside Statutory Auditor.
3.

If the election of Mr. Kenji Yamagishi is approved, under Article 427, paragraph 1 of the Companies Act of Japan, the Company plans to enter into an agreement with him to limit the liability for damages provided for in Article 423, paragraph 1 of the Companies Act of Japan. Under the agreement, the liability is limited to the amount provided for under law.

4.

The Company plans to register Mr. Kenji Yamagishi as an independent officer with the Tokyo Stock Exchange in accordance with its rules as he satisfies the requirements for an independent officer under such rules.

46

Proposition No. 4: Identification of Statutory Auditors to Be Substituted by a Substitute Statutory Auditor

Under Proposition No. 3 “Election of one (1) Substitute Statutory Auditor” of the 103rd Ordinary General Meeting of Shareholders held on June 28, 2018, Ms. Junko Kai was appointed as a Substitute Outside Statutory Auditor for the Outside Statutory Auditors, Mr. Taigi Ito and Mr. Shoichiro Niwayama. However, in connection with the business integration with Showa Shell, Mr. Shoichiro Niwayama will resign from his position as Outside Statutory Auditor immediately preceding the effective date of the share exchange under Proposition No. 1 (scheduled to be April 1, 2019). Therefore, the Company proposes that, as of the effective date of such share exchange, Mr. Taigi Ito, an Outside Statutory Auditor, and Mr. Kenji Yamagishi, who will assume office of Statutory Auditor as of the effective date of such share exchange under Proposition No. 1 when Proposition No. 3 is approved, be identified as Statutory Auditors to be substituted by Ms. Junko Kai, Substitute Statutory Auditor.

The identification of Statutory Auditors to be substituted by a Substitute Statutory Auditor under this proposition shall become effective as of the effective date of the share exchange under Proposition No. 1 subject to the resolutions of Propositions No. 1 and No. 3 as proposed and the share exchange becoming effective.

Further, the Board of Statutory Auditors has consented to this proposition.

(Note)

If Ms. Junko Kai assumes office of Outside Statutory Auditor, the Company plans to register her as an independent officer with the Tokyo Stock Exchange in accordance with its rules as she satisfies the requirements for an independent officer under such rules.

47

Proposition No. 5: Amendment to the Articles of Incorporation

1. Reason for the Amendments to the Articles of Incorporation

(1)    In order to ensure the flexibility of the operation of the general meetings of shareholders and the meetings of the Board of Directors, the Company intends to amend the Articles of Incorporation regarding the conveners of meetings and chairpersons of the general meetings of shareholders and the meetings of the Board of Directors (Articles 14 and 22 of the proposed amendments of the Articles of Incorporation).

(2)     In connection with the implementation of the business integration of the Company and Showa Shell, in order to strengthen the supervisory functions of the Board of Directors and to establish an expeditious management structure, the Company intends to amend the Articles of Incorporation so that it can elect new positions of executive directors in addition to the existing positions of executive directors (Article 21 paragraph 2 of the proposed amendments of the Articles of Incorporation).

(3)    The Act for Partial Revision of the Companies Act (Act No 90 of 2014) enforced on May 1, 2015, has changed the scope of Directors and Audit and Supervisory Board Members (“ASB Members”) with whom companies can enter into liability limitation agreements. The Company intends to amend the provisions of the Articles of Incorporation regarding the limitation of liability of Directors and ASB Members, so that it can enter into liability limitation agreements with Directors who do not execute the business and ASB Members who are not outside ASB Members (Articles 27 paragraph 2 and 35 paragraph 2 of the proposed amendments of the Articles of Incorporation). The consent of each ASB Member regarding the amendments of Article 27 paragraph 2 has been obtained.

2. Details of the Amendments to the Articles of Incorporation

The Articles of Incorporation shall be changed as follows.

The amendments to the Articles of Incorporation under this Proposition No. 5 shall become effective as of the effective date of the share exchange (scheduled to be April 1, 2019) subject to the resolution of Proposition No. 1 as proposed and the share exchange becoming effective.

(Amendments are underlined)
Current Articles of Incorporation	Amended Articles of Incorporation
Article 14. (Convening of Meetings and Chairperson)	Article 14. (Convening of Meetings and Chairperson)
1. The Chief Executive Officer (hereinafter “CEO”) of this company shall convene and act as chairperson at all general meetings of shareholders.	1. The director appointed by the Board of Directors, shall convene and act as chairperson at all general meetings of shareholders.
2. In the event that the CEO is unable to convene or act, another director shall convene or act as chairperson at the	2. In the event that the director prescribed in the preceding paragraph, is unable to

48

Current Articles of Incorporation	Amended Articles of Incorporation
relevant general meeting of shareholders in accordance with the order predetermined by the Board of Directors, as the case may be.

convene or act, another director shall convene or act as chairperson at the relevant general meeting of shareholders in accordance with the order predetermined by the Board of Directors, as the case may be.

Article 21. (Representative Directors and Titled Directors)	Article 21. (Representative Directors and Titled Directors)
1. (Description omitted)	1. (No change)
2. One (1) each of Chairman and CEO, one or more Executive Vice-Presidents, Senior Managing Directors and Managing Directors may be elected by a resolution of the Board of Directors.

2. One (1) each of Chairman and CEO, one or more Executive Vice-Presidents, Senior Managing Directors, Managing Directors and other executive directors may be elected by a resolution of the Board of Directors.

Article 22. (Convening of Meetings and Chairperson)	Article 22. (Convening of Meetings and Chairperson)
1. Except as otherwise provided for by laws or ordinances, the CEO of this company shall convene and act as chairperson at the meetings of the Board of Directors.	1. The director appointed by the Board of Directors, shall convene and act as chairperson at the meetings of the Board of Directors.

2. In the event that the CEO is unable to convene or act, another director shall convene or act as chairperson at the relevant meeting of the Board of Directors in accordance with the order predetermined by the Board of Directors, as the case may be.

2. In the event that the director prescribed in the preceding paragraph, is unable to convene or act, another director shall convene or act as chairperson at the relevant meeting of the Board of Directors in accordance with the order predetermined by the Board of Directors, as the case may be.

Article 27. (Limitation of Liability of Directors)	Article 27. (Limitation of Liability of Directors)
1. (Description omitted)	1. (No change)

2. According to Article 427, Paragraph 1 of the Company Act, this company may make an agreement with outside director(s) to exempt the director from his or her liability regarding damages arising from the negligence in performing his or her duties as a director, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

2. According to Article 427, Paragraph 1 of the Company Act, this company may make an agreement with director(s) (excluding those who are Executive Directors, etc.), to exempt the director from his or her liability regarding damages arising from the negligence in performing his or her duties as a director, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

Article 35. (Limitation of Liability of ASB Members)	Article 35. (Limitation of Liability of ASB Members)
1. (Description omitted)	1. (No change)
2. According to Article 427, Paragraph 1 of	2. According to Article 427, Paragraph 1 of

49

Current Articles of Incorporation	Amended Articles of Incorporation

the Company Act, this company may make an agreement with outside ASB Member(s) to exempt the outside ASB Member from his or her liability regarding damages arising from the negligence in performing his or her duties as an ASB Member, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

the Company Act, this company may make an agreement with ASB Member(s) to exempt the ASB Member from his or her liability regarding damages arising from the negligence in performing his or her duties as an ASB Member, provided however that the limitation of the liability thereof shall be up to the amount that is prescribed in laws or ordinances.

- END -

50

(Translation)

Dear Shareholders:

Information to be Disclosed on the Internet upon Giving

Notice of the Extraordinary General Meeting of Shareholders

Details of financial statements, etc. of Showa Shell Sekiyu K.K. for the most recent business year

(from January 1, 2017 to December 31, 2017)

Idemitsu Kosan Co., Ltd.

Business Report

(January 1, 2017 to December 31, 2017)

We present the following summary of the Group’s business operations for the 106th term, the period from January 1, 2017 to December 31, 2017.

1.	Overview of the Group’s position

(1)	Progress and Results of the Business

Business environment

During the fiscal year under review, Japan’s economy maintained an ongoing trend of gradual recovery as effects of the Abe administration’s economic policies, referred to as “Abenomics,” in conjunction with rising corporate earnings largely brought about by recovering exports, production and capital investment accompanying a rebound in economies overseas.

In the crude oil market, the Dubai crude oil price had been hovering in the lower US$50/bbl range from the start of the year as a result of agreement reached in December 2016 among member nations of OPEC (Organization of Petroleum Exporting Countries) and non-OPEC oil producing countries with respect to cutting production for the first time in 15 years. Subsequently in mid-year the price dropped to the lower US$40/bbl range amid increased shale oil production in the United States. From that point heading toward the year-end the price remained steady at levels above US$60/bbl amid factors emerging from the summer onward, particularly with respect to a situation marked by an increasing proportion of OPEC member nations complying with the production cuts, steady demand primarily in the United States and Asia, and a decision made to extend the agreement to cut production until the end of 2018.

In the foreign exchange markets, despite the USD/JPY rate having started the year at around ¥116 to the dollar, the yen then appreciated to the lower ¥110 to the dollar range by the end of January affected by the market reaction in association with the start of new U.S. presidency, and subsequently traded in the range from ¥109 to below ¥115 to ultimately end the year at around ¥112 to the dollar. These exchange rate trends were fueled by factors that included mounting geopolitical risk involving North Korea and speculation that the United States and the European Union may be rolling back their monetary easing policies.

Operating results

Regarding the operating results for this year, the Showa Shell Group reported consolidated net sales of ¥2,045.9 billion, an increase of 18.5% year on year.

The Group reported an operating income of ¥78.4 billion, an increase of ¥32.0 billion from the previous fiscal year, and an ordinary income of ¥92.9 billion, an increase of ¥45.1 billion year on year. This was mainly attributable to increased inventory valuation gains brought about by the higher crude oil price, along with improvement in oil refining margins amid moves to normalize supply capacity largely through industry-wide initiatives with respect to phase 2 of refining restructuring under Japan’s Act on the Promotion of Use of Nonfossil Energy Sources and Effective Use of Fossil Energy Materials by Energy Suppliers (the “Secondary Sophistication Act”). CCS ordinary income (current cost of supply basis, excluding the impact of inventory valuation) totalled ¥68.5 billion, an increase of ¥31.8 billion from the previous fiscal year.

The Group reported net extraordinary loss of ¥23.6 billion with extraordinary losses such as impairment loss and loss from securities revaluation exceeding extraordinary income such as gain on sales of noncurrent assets and subsidy. Income before income taxes and non-controlling interests was ¥69.3 billion, an increase of ¥28.6 billion year on year. As a result, net income attributable to owners of the parent after income taxes-current, income taxes-deferred and net income attributable to non-controlling interests amounted to ¥42.7 billion, an increase of ¥25.8 compared with the previous fiscal year.

Cash flows

Operating activities provided net cash of ¥47.3 billion (compared with ¥80.9 billion net cash provided in the previous fiscal year). This mainly reflects a situation where factors contributing to increases in cash, such as net income before income taxes and non-controlling interests and depreciation and amortization, outweigh factors contributing to decreases in cash, such as increases in notes and accounts receivable-trade and inventories. Investing activities used net cash of ¥9.6 billion (compared with ¥16.5 billion net cash used in the previous fiscal year). This mainly reflects a situation where factors contributing to decreases in cash, such as purchase of property, plants and equipment, outweigh factors contributing to increases in cash, such as income from the business transfer. Free cash flow, which is the total of cash flows from operating activities and cash flows from investing activities, was positive ¥37.7 billion. Financing activities used net cash of ¥38.0 billion (compared with ¥33.7 billion net cash used in the previous fiscal year), mainly reflecting a decline in interest-bearing liabilities and cash dividends paid. As of the end of the fiscal year, interest-bearing liabilities totalled ¥117.4 billion, a decrease of ¥20.2 billion compared with the end of the previous fiscal year.

Progress and business results by segment

Conditions in each of the Group’s business segments were as follows.

[Oil Business]

In crude oil procurement, we worked to ensure optimal procurement for the Group’s refineries, taking into account circumstances in the crude oil market. Specifically, this involved continuing to maintain our relationships with Kingdom of Saudi Arabia and other Middle East oil producers, while engaging in flexible procurement from Russia, South America and countries outside the Middle East, and taking steps to diversify our crude oil suppliers.

In production and supply, we placed top priority on ensuring safe and stable operations at our refineries while also striving to achieve optimal production levels at all of the Group’s refineries in order to maximize profits by taking an agile approach in responding to trends in demand both in Japan and overseas and addressing changes in the market for our products. During the fiscal year under review, we flexibly handled product exports taking advantage of opportunities to generate revenue, yet experienced a substantial decrease year on year with respect to export volume of fuels such as gasoline, diesel and jet fuel. The decrease was partially attributable to having performed large-scale scheduled maintenance and repair work for the first time in four years at the Yokkaichi Refinery of Showa Yokkaichi Sekiyu Co., Ltd., the Group’s largest refinery, and also attributable to our having begun supplying oil products and semi-finished oil products to Cosmo Oil Co., Ltd. starting from the end of March.

In domestic fuel sales, we continued to face a scenario of falling demand brought about by structural factors encompassing the aging of Japan’s population and falling birth rates, widespread uptake of fuel-efficient vehicles, and a trend of companies shifting to use natural gas as a fuel for industrial applications. Under such circumstances, in order to achieve our objective of enhancing profitability in the Oil business, we tirelessly carrying measures to improve customer satisfaction, which intended to act as core strategies of “differentiating our products and services”. These sales measures include those involving our “Shell V-Power” high-performance premium gasoline, the “Shell Ponta Credit Card” which enables cardholders to accumulate benefits in addition to those of the Ponta cross-industry joint reward points service which boasts one of the largest membership bases in Japan, the “Shell EasyPay” quick fueling and payment system, and a campaign involving the first nationwide tie-up with McDonald’s Company (Japan), Ltd. As a result, the Company’s aggregate fuel oil sales volume which includes gasoline, kerosene, diesel oil and heavy fuel oil, as well as other products, was on par with the level achieved in the previous fiscal year amid solid sales performance relative to the pace of decline in domestic demand.

In addition, we furthermore pursued opportunities involving synergies between our Oil business and electric power business during the fiscal year under review, and accordingly in September began successively expanding the geographic area of coverage with respect to our “electricity plan with gasoline price discount program (Drivers’ Plan),” which is an electric power pricing plan targeting general households with drivers who make use of service stations, while at the same time carrying out new membership campaigns. Widespread expansion of our distinctive and differentiated electric power pricing plans has resulted in them gaining a very favorable reputation among our numerous customers.

With respect to our value-added products other than fuel, we have been intend to create and improve further additional value by responding to the social needs and by precisely coping with the customer demands by enhancing the lineups of the original products which are of high quality and function. In lubricants, we have been redoubling our efforts to market products that provide substantial added value, differentiated in terms of reducing environmental loads. For instance, we have released our new “Shell Rimula R5 LE 10W-30 (CK-4)” high-performance and environmentally-friendly diesel engine oil which is a high-performance product that reduces maintenance hassles and costs, and additionally released “Shell Helix HX8 AJ-E 0W-16” gasoline engine oil for hybrid vehicles, formulated on the basis of advanced technologies enabling it to combine outstanding engine protection and improved fuel economy. In asphalt, we have also been focusing our efforts on sales of high-value-added products that help make the notion of a sustainable recycling-oriented society a reality, by leveraging our strengths as Japan’s only integrated asphalt manufacturer. For instance, we have been focusing our efforts on marketing products such as our “Meibright A” asphalt offering outstanding performance in terms of durability and safety for colored pavement that beautifully harmonizes with surrounding landscapes, and at the same time we have released our new “Reprovital 200” asphalt restoration additive that restores properties old and deteriorated asphalt while enabling repeated recycling of such materials.

In November, the Company’s lubricants business was transferred to Shell Lubricants Japan K.K., which has been established as a wholly-owned subsidiary of the Company. The new company is diligently promoting business under the new framework with the aim of enabling the business to continue to grow with customers, as well as to establish a robust business structure where customers can enjoy stable and ongoing supplies of the Company’s lubricant products. The company also has the aim of facilitating maintenance and expansion of the current supply of highly regarded products and services provided to customers in global markets by continuing to maintain and build on collaborative business relationships with the Shell Group both in Japan and overseas.

In the petrochemical business, the market for the Company’s main product, mixed xylene, was sluggish in comparison with the previous fiscal year due to effects of new and additional petrochemical plants having been built in the Asian and Middle Eastern region. However, the market for benzene and propylene was firm, underpinned by robust demand primarily in the Asian region. Despite limited operation of Yokkaichi Refinery’s toluene disproportionation process facilities which commenced commercial operations in June 2016 with the aim of increasing our production of mixed xylene and benzene, sales volume of petrochemical products remained on par with that of the previous fiscal year largely as a result of our having maximized production of benzene and propylene at other Group refineries.

In the field of research and development, we engaged in joint research with Tohoku University that succeeded in producing hexene which can be used as a gasoline component,

from non-edible biomass material. Given that hexene can be converted into hydrocarbons suitable for use as jet fuel, going forward we intend to extend such efforts to manufacturing and development of jet fuel components. As for biofuels, it appears that use of such sources of energy does not to cause changes in amounts of carbon dioxide in the atmosphere because carbon dioxide that is absorbed during the growth process of plants harvested for biofuels offsets carbon dioxide generated when such fuel is combusted. As such, next-generation biofuels produced from cellulosic biomass such as that from trees and grasses holds great promise with respect to the notion that growing such plant matter potentially would not vie with food production. Going forward, we will continue promoting research and development into processes centered on catalysts for manufacturing next-generation biofuels, with our sights set on our future as an energy company.

As a result, the Oil business reported net sales of ¥1,921.3 billion, an increase of 20.4% year on year, and operating income of ¥84.8 billion, an increase of ¥30.9 billion. CCS consolidated operating income (current cost of supply basis, excluding the impact of inventory valuation) amounting to ¥60.3 billion, an increase of ¥17.7 billion compared with the previous fiscal year.

[Energy Solutions Business]

In the solar business, we have been developing business through Solar Frontier K.K., a wholly-owned subsidiary. In that regard, we have been promoting a new business strategy that involves focusing business resources on the Japanese market where higher added value is anticipated, in light of the severe competitive environment prevailing in overseas markets.

In the domestic market, although sales prices of solar modules have continued on a downward trajectory due to ongoing decreases in electricity purchase prices under the renewable energy feed-in tariff scheme, we have been actively engaging in sales activities on the basis of our new business strategy, particularly given that we anticipate growth in demand for solar power generation for own use (*1) mainly with respect to residential applications where profitability in comparison with overseas markets remains high. As for sales of solar modules to the residential market, in July sales were launched of the new “SmaCIS” strategic product which makes it possible to achieve greater solar panel coverage by enabling panels to be mounted in a matter that conforms to the shape of roofing on detached homes in Japan, and also makes it possible to substantially reduce installation times using new types of mounts and installation methods. Meanwhile in September, we began taking orders for the “SFK Series” of solar modules featuring outstanding performance in terms of water drainage and design, and offering greater electric output at a lighter weight in comparison with conventional solar module products. With respect to sales of solar modules to the non-residential market, we widely extended our sales activities in terms of promoting the appeal of quality and made-in-Japan reliability of CIS-based thin-film solar cells (*2). Meanwhile in May, we began taking orders for monitoring systems newly developed for low-pressure solar power plants. Moreover, we started our initiative to incorporate the demands in the solar power generation for own use in the non-residential market by giving proposals to the market. As a result of these initiatives, solar module sales volume in the domestic market during the fiscal year under review exceeded previous fiscal year levels.

In overseas markets, solar module sales volume for the overseas market abroad during the fiscal year under review underperformed those made in the previous fiscal year, as a result of sales being held down given a deteriorating competitive environment.

We also continued to promote development of our BOT (build-own-transfer) business which generates substantial added value by engaging in integrated operations covering all areas from project development and design through to financing, system construction, operation and power wholesaling, and during the fiscal year under review we sold projects approximately 180 MW total generation capacity in Japan and overseas, and consequently ensured gains on sales that were higher than those achieved in the previous fiscal year.

As for solar module production, we have been pushing forward in carrying out drastic structural reform of our production systems in order to further reduce production costs. As such, at the end of September we briefly suspended production at the Tohoku Plant (Miyagi Prefecture, nominal annual production capacity: 150 MW), and began preparing for commercial production of next-generation strategic products. Meanwhile at the end of December, we suspended production at the Miyazaki Plant (Miyazaki-shi, Miyazaki Prefecture, nominal annual production capacity: 60 MW), and consolidated all production within our main Kunitomi Plant (Kunitomi-cho, Higashi-Morokata-gun, Miyazaki Prefecture, nominal annual production capacity: 900 MW).

In the field of research and development, we have continued to improve solar module output. In that regard, in January we achieved a world record energy conversion efficiency of 19.2% for thin-film solar cells overall with respect to CIS-based thin-film solar cell sub-modules (30 cm2). Meanwhile in November we achieved a world record energy conversion efficiency of 22.9% for thin-film solar cells overall with respect to CIS-based thin-film solar cells (approx. 1 cm2), as a result of our joint research with the New Energy and Industrial Technology Development Organization (NEDO).

As a result of these initiatives, our solar business is gaining ground with respect to its operating results, in that its operating loss for the fiscal year under review decreased in comparison with that of the previous fiscal year.

In the electric power business, we have been working to further expand sales of low-voltage electricity for households and corporate customers. To that end, since September we have been successively entering the respective Tohoku, Chubu, Chugoku and Kyushu region electric power supply areas, and have been deploying sales efforts in a total of five electric power supply areas, with the inclusion of Tokyo Electric Power Company’s supply area which we have been serving thus far. The Company’s electric power plans feature the option of enabling customers to choose gasoline payments and electricity rates that are tailored to their lifestyles. As such, we have received high marks from our customers with respect to our two plan formats, consisting of our “electricity plan with gasoline price discount program (Drivers’ Plan)” targeting drivers who use service stations, and our “electricity plan with an advantage in night time as well as in day time (Home Plan)” as a favorable electricity option for households without vehicles. With respect to our extra-high voltage and high-voltage electricity sales for corporate customers, in September we entered the Kansai Electric Power Company’s supply area, which is in addition to the five aforementioned electric power areas. Moreover, we have been working to ensure a more consistent earnings platform by carrying out various measures geared to building an optimal sales portfolio that involves sales through multiple channels such as retail and wholesale, while also maintaining stable and efficient operation of our own power plants. As a result of these initiatives, operating income for the fiscal year under review increased in comparison with the previous fiscal year.

As a result of these initiatives, the Energy Solutions business reported net sales of ¥114.5 billion, a decrease of 5.6% from the previous fiscal year, and an operating loss of ¥7.8 billion, an increase of ¥1.3 billion compared with the previous fiscal year.

*1 Solar power generation for own use

: This is a solar power generation whose purpose is not for sale to electricity companies at low prices, but for own use to save utility cost at home or plant etc., as well as to prepare for power outages in the wake of disasters.

*2 CIS-based thin-film solar cells

: CIS thin-film solar cells are next-generation solar modules containing the key materials of copper, indium and selenium, made using the Group’s unique manufacturing technology. These CIS solar cells generate high electricity generation volume under real-world conditions, have outstanding design characteristics, and are kind on the environment, as they do not contain cadmium.

[Other Business]

The Other business covers construction work, the sale of automobile accessories, leasing of Company-owned office buildings and other businesses. In the fiscal year under review, the segment reported net sales of ¥10.0 billion, an increase of 9.0% year on year, and an operating income of ¥1.4 billion, a decrease of ¥0.2 billion.

Procurement activities

During the fiscal period under review, the crude oil price, which had been at the lower US$50/bbl range at the beginning of the year, rose to the lower US$60/bbl range by year-end, after having gone through a phase beginning in the summer months, which resulted in higher raw materials costs. In addition, we continued to operate in a seller’s market with respect to procurement involving construction and services, due to factors such as demand from post-disaster reconstruction and demand with respect to the upcoming Tokyo Olympic and Paralympic Games. Operating in that environment, the Group has been taking steps to cut costs further by means that include engaging in activities to bring about improvement in our “procurement QCD (Quality, Cost and Delivery),” improving our ratio of procurement made through competitive bidding, and turning to reverse auctions whereby a buyer sets terms and conditions of a prospective transaction, to which multiple suppliers engage in an online bidding process that involves competing with respect to offering the best price.

Health, Safety, Security, and the Environment (HSSE) Initiatives

We put the highest priority on compliance and health, safety, security and environmental (HSSE) initiatives, working to ensure they are implemented across the entire Group.

In terms of health-related initiatives during the fiscal year under review, in addition to carrying out regular medical examinations, we also implemented a new health promotion plan, which in part consisted of a core workout exercise program. With respect to prevention of mental health issues, we carried out a program that involves checking people’s stress levels, and also had clinical psychologists carry out interviews and workshops. In safety initiatives, we drew up our new “Safety and Compliance Rules” as a safety rule that cope with the unsafe day-to-day work practices inconspicuously being carried out in the workplace, with the aim of achieving our goal of having zero accidents across all Group companies and business sites. Also, in order to further strengthen the Group’s safety framework, we had all executives visit field sites and held practical safety education sessions at the Group’s refineries. In crisis management, we held drills simulating first response to an unforeseen disaster, carried out on a non-working day with no advance notice given as to the date of the drill. In addition, we carried out comprehensive disaster drills premised on a scenario of an earthquake having directly struck the Tokyo metropolitan area in order to affirm the coordination taking place between the Kinki region alternative emergency response headquarters and the head office. In environmental initiatives, we worked to ensure strict compliance with all environmental laws and regulations, and also promoted efforts to reuse industrial water in the Group’s refineries on the basis of our

“medium-term environmental action plan”, which involved maintaining high rates of water circulation with the aim of helping to bring about a sustainable water environment. We also drew up our “action plan on climate change” to help us fulfill our responsibilities to society regarding environmental conservation.

Diversity and Inclusiveness (D&I) Initiatives

The Group has long positioned Diversity and Inclusiveness (D&I) as a priority management strategy, and has been aiming to strike a balance between achieving corporate growth and enabling our individual employees to attain self-actualization. To such ends we have been hiring employees irrespective of their nationality, gender or disability status, and have also been encouraging respect for diverse values on the basis of numerous programs and initiatives in that regard.

During the fiscal year under review, we have been redoubling our efforts with respect to our “Showa Shell Women’s Network” which was launched in 2015 with the aim of further promoting empowerment of our female employees, and have formed our “team for cultivating a D&I culture” as an initiative carried out under the third phase of the Showa Shell Women’s Network, based on the notion that our greater inclusiveness will act as a wellspring for generating new solutions unique to the Group. Through these initiatives, we have been working to further instill and implement D&I practices among our entire workforce, with a focus that extends beyond conspicuous attributes of individuals to also include an emphasis on diversity with respect to their inconspicuous attributes encompassing their experiences and strengths. Moreover, having established our new “Takumi Network” which consists of our long-serving employees, we have been forging ahead in handing down the knowledge or skills of those employees to the other employees and creating a corporate culture that enables those employees to take on active roles. D&I initiatives have been extending beyond the confines of the Group, and the Company has been actively taking part in networking opportunities particularly through employee networking events with other companies in Japan and overseas. Going forward, we will accelerate the speed of our D&I initiatives to foster a company culture in which every employee can exert their full potential to contribute to the company.

SDGs Initiatives

The Group has established a cross organizational team in order to further promote our business activities based on the SDGs (*1). For creating a sustainable society, we have brainstormed to find out the challenges in our businesses that would give impacts to the economy, environment and society, and prioritized on the initiatives we would have to be taken to respond to the challenges. Moreover, we aim to improve our corporate value through providing our products, services and solutions, as well as to contribute to solve solutions for all stakeholders.

*1 SDGs

: SDGs is the acronym for “Sustainable Development Goals”. There are 17 goals and 169 concrete targets to be achieved globally by 2030 in order to create a sustainable world. SDGs cover internationally important social issues such as poverty, climate change and peace in the wide range of fields including economy, environment and society.

Business Integration with Idemitsu Kosan Co., Ltd.

The Company announced at the end of July 2015 that it had entered full-scale discussions with Idemitsu Kosan Co., Ltd. with the basic aim of achieving business integration (the “Business Integration”) based on a spirit of equal partnership. In November 2015, the two companies concluded a memorandum of understanding for the Business Integration. The Company and Idemitsu Kosan Co., Ltd. Have an important social responsibility as energy companies to provide a stable supply of oil products. Meanwhile, the domestic oil industry is facing structural issues of waning domestic demand and an oversupply of refinery facilities. Under these conditions, the two companies are advancing discussions on the Business Integration, aiming to bring their respective strengths to bear and combine their management resources to realize the highest profitability in the industry by outstripping other companies in terms of efficiency, and to become “an industry-leading player with an unparalleled competitive position.”

The Business Integration is behind schedule in terms of initial plans at this point in time due to a progress of discussions with some stakeholders etc. However, our objective to carry out the Business Integration remains unchanged, and as such we will forge ahead in pursuing discussions with Idemitsu Kosan Co., Ltd. in order to realize those objectives.

The Business Collaboration with Idemitsu Kosan Co., Ltd.: Brighter Energy Alliance

With respect to our integration with Idemitsu Kosan Co., Ltd., we strive to enhance the corporate value of both companies, thereby making the most effective use possible of the time running up to when we make the integration of our businesses a reality. To such ends, we signed an agreement in May regarding formation of the Brighter Energy Alliance to enhance and promote business collaboration between the two companies, and have otherwise been actively considering measures geared to leveraging synergies inherent in respective areas of business that overlap (the crude & marine, refining, demand-supply, logistics, sales, and corporate sectors).

Specifically, we have been moving forward with efforts that include the mutually supplying oil products and semi-finished oil products and a partially initiating operations of optimized production planning model which is being integrated at seven refineries of the two companies.

Moreover, we have been making progress on jointly allocating VLCCs (very large crude carriers), jointly purchasing materials, and mutually utilizing fuel oil shipping terminals.

As a result of these efforts, we now anticipate achievement early on of our objective cited for deriving synergies from the alliance amounting to 25 billion yen in three years. Furthermore, we are now setting our sights on achieving synergies amounting to 30 billion yen in three years.

In order to maintain harmony within the organization and among our personnel, we have started holding workshops designed to facilitate mutual understanding with respect to differences, particularly in terms of corporate cultures and approaches to work. Nearly 1,700 employees have attended those workshops so far. In addition, we have been developing an environment where employees are apt to consider potential synergies on a daily basis, to which end we have been sending employees from one company to the other in order to work on a secondment basis.

Going forward, we will keep promoting various initiatives such as those that involve integrating offices of some divisions and departments, carried out with the aim of achieving synergies from the alliance.

(2) Issues to Be Addressed

Medium-Term Business Strategy

Within fiscal 2016, we largely finished carrying out the plans of action listed in the “Medium-Term Business Action Plan (fiscal 2013 to fiscal 2017),” released in fiscal 2013 (*1), and consequently we drew up our new “Medium-Term Business Strategy (fiscal 2017 to fiscal 2021).”

Looking toward our business integration with Idemitsu Kosan Co., Ltd, the Medium-Term Business Strategy seeks to further enhance our competitive strengths by drawing up the Company’s own business strategy as an individual company, and accordingly aims to bring about new forms of growth. To such ends, the Medium-Term Business Strategy cites the three basic policies of: 1) enhancing the competitive strengths of the domestic mainstay businesses, 2) developing and promoting new business models, and 3) expanding business territory primarily in Asia-Pacific and the Middle East.

We aim to further enhance our profitability by taking action in accordance with these basic policies. In the Oil business, our aims to this end will entail enhancing our competitive strengths by developing next-generation service stations as well as further increasing the added value of our products and services, engaging in research and development, and consequently finding commercial applications, geared to helping bring about a sustainable society, and entering markets overseas through alliances with strategic partners. In the Energy Solutions business, this will involve efforts with respect to the solar business and the electric power business.

Accordingly, in the solar business we will work toward generating positive earnings early on by further improving cost competitiveness and focusing on sales to the residential market, and will also take steps to tap new markets by launching strategic next-generation products. Meanwhile, in the electric power business we will work toward diversifying and upgrading power sources and further expanding our customer platform in Japan’s retail electricity business.

As noted above, we are promoting the Brighter Energy Alliance which enhances and promotes business collaboration with Idemitsu Kosan Co., Ltd., and accordingly aiming to generate maximum synergies across a wide range of fields including those involving procurement and transportation of crude oil, refining, demand-supply, logistics, and mutually utilizing oil terminals.

Through such initiatives, we will secure firm competitive strengths and a resilient earnings structure, and will steadily carry out our Medium-Term Business Strategy with a sense of speed, with the aim of realizing our Group Management Philosophy of “with our energy, we energize the future.”

As we have noted above, we are currently advancing discussions with Idemitsu Kosan Co., Ltd. towards realizing the business integration. We will separately draw up the medium-term strategy of the newly integrated company after having completed integrating the business, and notify our shareholders in that regard.

Issues to be addressed in fiscal 2018

The following section presents the issues of the Group by business segment and the actions to be taken to address these issues.

[Oil Business]

In the Oil business, given that compliance with the Secondary Sophistication Act have been ensured, supply capacity in Japan is becoming normalized and oil product margins have been firm. Nevertheless, we still need to shore up profitability in our domestic mainstay businesses domestically, amid an ongoing scenario of structural issues in the form of declining domestic demand for oil products due to factors that include the aging of Japan’s population and falling birth rates, widespread uptake of fuel-efficient vehicles, and momentum toward greater energy conservation. To that end, in accordance with our three basic polices listed in the Medium-Term Business Strategy, we will further enhance our competitive strengths with respect to the overall supply chain spanning from crude oil procurement to delivery, and we will take steps to create new services with respect to service stations centered on the development of a “one-to-one marketing” approach where services are proposed upon surmising the needs of each and every service station customer. Meanwhile, in the lubricants and asphalt business, we will forge ahead with respect to further increasing sales of our environmentally-friendly, high-value-added products, while also maximizing production centered on stable operations of Yokkaichi Refinery’s toluene disproportionation process facilities. Furthermore, our long-term initiatives geared to building a new earnings platform will involve promoting efforts for research and development and commercialization with sights set on helping bring about a sustainable society through biofuels and artificial photosynthetic technologies (*2), while also taking steps to expand into businesses in geographic regions primarily in the Asia-Pacific and the Middle East in the areas of refining, supply, logistics and sales, drawing on knowledge we have accumulated in our domestic business.

[Energy Solutions Business]

In the solar business, we continue to face a challenging competitive environment. Nevertheless, we anticipate that there will be relatively consistent demand particularly with respect to residential applications in the Japanese market, against a backdrop of endeavors such as the Net Zero Energy House (ZEH) support project which is promoted by Japan’s Ministry of Economy, Trade and Industry (METI). As such, we will continue focusing our efforts on selling “SmaCIS” and “SFK Series” offerings, while also developing and setting the stage for production of our new-type ultra-light solar module (*3) slated for release in 2019, and concurrently pushing forward with efforts to swiftly achieve positive earnings by improving cost competitiveness through initiatives that involve consolidating manufacturing plants and further reducing selling, general and administrative expenses.

In the electric power business, domestic power demand has been tapering off amid factors that include the aging of Japan’s population and falling birth rates, and momentum toward greater energy conservation. However, we feel that the deregulation of Japan’s electric power market suggests sufficient room for growth ahead for competitive operators that maintain their own sources of power, such as the Company. Therefore, we will take steps to generate consistent earnings by diversifying and upgrading power sources as well as by expanding our customer platform in Japan’s retail electricity business.

Drawing on the knowledge we have accumulated in the BOT (build-own-transfer) business and electric power business, we will also tap demand in electricity markets overseas which are expected to keep achieving firm growth going forward. This will involve taking part in IPP business (*4) overseas with the aim of that becoming a new engine for building an earnings platform, and taking steps to expand into businesses in geographic regions primarily in the Asia-Pacific and the Middle East.

As described above, we will concentrate all of our efforts on challenges in respective fields of business, while forging ahead in making our utmost leap forward as an “industry-leading player with an unparalleled competitive position” and a “Japan-originated new energy company,” by fortifying the Brighter Energy Alliance with Idemitsu Kosan Co., Ltd., and also promoting collaboration with Saudi Aramco.

*1 Matters in the sentence of the section “(2) Issues to Be Addressed” have been presented on the basis of the Western calendar, upon promulgation in June 2017 of the Special Measures Law on the Imperial Household Law Concerning the Abdication of His Majesty the Emperor and Other Matters.

*2 Artificial photosynthetic technologies

: Artificial photosynthetic technologies are used for the synthesis of useful substances such as methane, ethylene and other hydrocarbons and alcohols, from water and carbon dioxide, using sunlight.

*3 New-type ultralight solar module

: The new-type ultralight solar modules are extremely lightweight, thin and unbreakable. They hold promise in terms of potentially developing new applications that have not been possible using conventional solar modules, particularly with respect to installing such units on building walls and vehicles.

*4 IPP Business

: IPP is an acronym for “independent power producer”, and refers a business operator who sells electric power generated using power generation facilities owned by the entity.

In conclusion, the Showa Shell Group declares that it will put the highest priority on compliance as well as on health, safety, security and environmental (HSSE) initiatives, as the basis of all business activities, and will accordingly work to ensure that such initiatives are implemented across the entire Group.

For the Showa Shell Group, compliance means more than just complying with laws and regulations. In all our business activities, we keep in mind integrity, fairness, and empathy towards others based on society’s accepted values and ethics. In order to fulfill our social responsibility and generate sustainable growth, we think it is vital to maintain consistent compliance activities across the Group based on uniform standards.

Going forward, we will continue to promote and ensure awareness of our “Code of Conduct” and “Basic Policy for Health, Safety, Security and Environment (HSSE)” across the entire Group.

The Group has established its Group Management Philosophy, “With our energy, we energize the future,” which was chosen because it paints a clear and practical picture of where the Group should be headed and its values that ought to persist going forward. Moreover, the philosophy is accompanied by the five corporate principles of: Social Responsibility, Customer Focus,

Innovation, Vitality, and Sustainable Growth. Accordingly, we will strive to meet the expectations of our shareholders by ensuring that each and every individual employee understands and embodies the philosophy and five principles.

We look forward to your continued support and encouragement with respect to the Group’s business activities.

(3) Main Businesses of the Company (As of December 31, 2017)

Segment	Main Business
Oil Business	Manufacturing, Processing, Transportation, Storage, Sales and Export/Import of Petroleum Products , City Gas
Energy Solutions Business	Solar Cell and Electric Power Generation
Other Business	Construction, Automobile Supplies Sales, Lease of Real Estate Properties and others

(4) Production and Sales of the Group and the Company

1)	Sales of the Group

The results of the sales of the Group during this period are described below:

Segment	105th Period (Last Period) (M Yen)	106th Period (This Period) (M Yen)	Increase/ Decrease over last year (%)
Oil Business	1,595,529	1,921,302	+20.4
Energy Solutions Business	121,300	114,554	-5.6
Other Business	9,245	10,078	+9.0
Total	1,726,075	2,045,936	+18.5

Note 1:	The above amounts do not include consumption taxes.
2:	The amounts for Sales in each Segment consist of the sales proceeds from unaffiliated customers.

2)	Manufacturing, Purchases and Sales of the Company

The volume manufactured and purchased as well as the sales quantity of petroleum products of the Company during this period are described below:

Item		105th Period (Last Period) (1,000kl)	106th Period (This Period) (1,000kl)	Increase/ Decrease over last year (%)
Manufactured & Purchased Quantities	Manufactured	16,053	16,132	+0.5
	Purchased	10,317	11,160	+8.2
	Total	26,370	27,292	+3.5
Sales Quantities	Gasoline	9,324	9,148	-1.9
	Kerosene & Gas Oil	10,512	10,875	+3.5
	Fuel Oil	3,431	3,471	+1.2
	Others	3,274	3,785	+15.6
	Total	26,540	27,279	+2.8

Note 1:	“Manufactured Quantity” represents the volume of products which the Company had the Group refineries and others manufacture in commission.
2:	“Other Sales” includes LPG, naphtha, lubricants and asphalt, etc.

(5) Capital Investment in Plants and Equipment of the Group

The total investment in plants and equipment during the period was approximately 19.9 billion yen, and the principal investments are described below:

Segment	Item	Principal investments
Oil Business	Manufacturing	Maintenance, environmental and safety, energy-saving, added-value improvement measures for refineries
	Sales facilities	Maintenance, environmental and safety measures for existing service stations, Construction of self-service facilities
	Distribution	Maintenance for depots
Energy Solutions Business	Manufacturing	Maintenance for Solar cell manufacturing facilities
	Research	Repairs of solar cell research facilities

(6) Fund Raising

The Company’s funding requirement is financed by cash on hand, borrowings, commercial paper and bonds, not by capital increase.

The balance of each fund-raising instrument at the end of the period was as follows:

Item	105th Period (Last Period) M Yen	106th Period (This period) M Yen
Short-term borrowings	34,292	23,715
Long-term borrowings to be repaid within a year	8,660	30,625
Bond to be repaid within a year	10,000	–
Long-term borrowings	74,741	53,116
Bonds	10,000	10,000
Total	137,693	117,456

Note	: Commercial paper issued during the period had been redeemed at the end of the period.

(7) Changes in the Business Results of the Group

The results of the Group for the period under review and the three previous periods are set out below:

Division	2014 103rd Period	2015 104th Period	2016 105th Period	2017 106th Period (This Period)
Sales proceeds (M Yen)	2,997,984	2,177,625	1,726,075	2,045,936
Ordinary profit or Ordinary loss (Δ)(M Yen)	Δ16,723	Δ13,282	47,840	92,973
Net profit or net loss (Δ) after tax attributable to owners of parent (M Yen)	Δ9,703	Δ27,467	16,919	42,751
Net profit or net loss (Δ) per share (Yen)	Δ25.76	Δ72.93	44.92	113.51
Total assets (M Yen)	1,176,282	957,665	976,134	1,038,882

Note:	Net Profit per share or net loss per share is calculated based on the average number of issued shares during the relevant period, from which the number of treasury shares is excluded.

(8) Relationships with Important Subsidiaries and Affiliates (As of December 31, 2017)

Important Subsidiaries

Company Name	Capital	Ratio of Capital Held by the Company	Main Business
Solar Frontier K.K.	5,000M Yen	100.0%	Manufacturing and Sales of Solar Cell Modules
Showa Shell Sempaku K.K.	450M Yen	100.0%	Overseas Shipping & Transportation; Vessel Chartering
K.K. Rising Sun	200M Yen	100.0%	Automobile Supplies Sales, Leasing, Insurance Agency
Shoseki Engineering K.K.	100M Yen	100.0%	Design, Construction and Inspection of Industrial Facilities
Shell Lubricants Japan. K.K.	310M Yen	100.0%	Manufacturing and Sales of Lubricants
Nihon Grease K.K.	100M Yen	99.2%	Manufacturing and Sales of Grease and Lubricant Oil
Wakamatsu Gas K.K.	470M Yen	97.8%	City Gas Business and Sales of Petroleum Products
Showa Yokkaichi Sekiyu K.K.	4,000M Yen	75.0%	Manufacturing of Petroleum Products
Toa Sekiyu K.K.	8,415M Yen	50.1%	Manufacturing of Petroleum Products

Affiliated Companies

Company Name	Capital	% of our Company’s shares	Main Business
K.K. Enessance Holdings	115M Yen	45.7%	Management of LPG Sales Subsidiaries
Seibu Sekiyu K.K.	8,000M Yen	38.0%	Manufacturing of Petroleum Products
Marubeni Energy K.K.	2,350M Yen	33.4%	Sales of Petroleum Products
K.K. Ohgishima Power	5,350M Yen	25.0%	Commissioned Power Generation
Gyxis Corporation	11,000M Yen	20.0%	Manufacture, Storage, Transport, Sale and Import/Export of LPG

(9) Acquisition of the Stock of Other Corporations and Other Restructuring Activities

The Company has succeeded its lubricant business to Shell Lubricants Japan K.K., a wholly-owned subsidiary of the Company, through a company split (absorption-type) effective on November 1, 2017.

The Company has concluded the Absorption-type Company Split Agreement with Gyxis Corporation, an affiliated of the Company, effective on December 19, 2017, to succeed Gyxis’s business in relation to the operation of Hekinan LPG Terminal to the Company as of July 1, 2017.

Moreover, the Company has succeeded a part of its solar cell business managed by Solar Frontier K.K., a wholly-owned subsidiary of the Company, to RS Renewables K.K., a wholly-owned subsidiary of the Company, through a company split (incorporation-type) effective on January 5, 2018.

(10) Primary Place of Business and Plants (As of December 31, 2017)

Head Office		3-2, Daiba 2-chome, Minato-ku, Tokyo (Daiba Frontier Building)
Oil Business	Branch Offices

Hokkaido Branch (Sapporo-shi)

Tohoku Branch (Sendai-shi)

Shutoken Branch (Minato-ku, Tokyo)

Kanto Branch (Minato-ku, Tokyo)

Chubu Branch (Nagoya-shi)

Kinki Branch (Osaka-shi)

Chugoku Branch (Hiroshima-shi)

Kyushu Branch (Fukuoka-shi)

	Laboratory	Central Laboratory (Aikawa-machi, Aikou-gun, Kanagawa Prefecture) Shell Lubricants Japan. K.K., Technical Research Institute (Aikawa-machi, Aikou-gun, Kanagawa Prefecture)
Refineries

Showa Yokkaichi Sekiyu K.K., Yokkaichi Refinery (Yokkaichi-shi, Mie Prefecture)

Toa Sekiyu K.K., Keihin Refinery (Kawasaki-shi)

Seibu Sekiyu K.K., Yamaguchi Refinery (Sanyo-onoda-shi, Yamaguchi Prefecture)

	Import Terminal	Niigata Import Terminal (Niigata-shi)
	Lubricant Plants	Shell Lubricants Japan. K.K., Yokohama Installation (Yokohama-shi) Shell Lubricants Japan. K.K., Kobe Installation (Kobe-shi)
	Grease Plants	Nihon Grease K.K., Yokohama Plant (Yokohama-shi) Nihon Grease K.K., Kobe Plant (Kobe-shi)
Energy Solutions Business	Solar Cell Manufacturing Plants	Solar Frontier K.K., Kunitomi Plant (Kunitomi-cho, Higashi-Morokata-gun, Miyazaki Prefecture) Solar Frontier K.K., Tohoku Plant (Ohiramura, Kurokawa-gun, Miyagi Prefecture)
	Laboratory	Atsugi Research Center (Atsugi-shi, Kanagawa Prefecture)

(11) Employment Situation of the Group and the Company (As of December 31, 2017)

a)	The Group’s Employment Situation

Number of Employees	Change from Previous Period
4,465	- 46

b)	The Company’s Employment Situation

Number of Employees		Change from Previous Period	Average Age	Average Length of Service
Male	538	- 57	45.6	20.8 Years
Female	184	- 8	41.5	18.3 Years
Total	722	- 65	44.6	20.1 Years

Note  1:       Temporary employees and seconded personnel to other companies are excluded.

2:	Seconded personnel (108 persons) to the Company are included in the Number of Employees and Average Age.

(12) Main Creditors of the Group (As of December 31, 2017)

Creditor	Amount of Loan
Development Bank of Japan	50,000 M Yen
Japan Oil, Gas and Metals National Corporation	20,565 M Yen
Syndicate loan (Note 1)	10,000 M Yen
K.K. Mizuho Bank	9,000 M Yen
K.K. Bank of Tokyo-Mitsubishi UFJ	6,000 M Yen
Syndicate loan (Note 2)	4,000 M Yen
Sumitomo Mitsui Trust & Banking K.K.	2,000 M Yen
Mizuho Trust & Banking K.K.	1,000 M Yen
Mitsubishi UFJ Trust Bank K.K.	1,000 M Yen

Note	1: Syndicate loan is a loan from several financial institutions with the Development Bank of Japan as its arranger.
2:	Syndicate loan is a loan from several financial institutions with the K.K. Sumitomo Mitsui Banking as its arranger.

2. Shares of the Company (As of December 31, 2017)

(1)	Total Numbers of Shares Authorized 440,000,000

(2)	Numbers of Shares Issued 376,850,400

          (Number of Treasury Shares 169,327)

(3)	Number of Shares per Unit 100

(4)	Breakdown of Shareholders

Classification	Number of Shareholders		Number of Shares Held (Thousands)
	As of Dec. 31, 2016	As of Dec. 31, 2017	As of Dec. 31, 2016	As of Dec. 31, 2017
Individuals, and others	43,597	35,295	42,504.2	32,679.5
	97.41%	96.87%	11.28%	8.67%
Governments	0	0	0.0	0.0
	0.00%	0.00%	0.00%	0.00%
Financial Institutions	120	115	80,560.0	85,839.5
	0.27%	0.32%	21.38%	22.78%
Other Corporations	531	484	124,813.0	124,602.1
	1.19%	1.33%	33.12%	33.06%
Foreign Shareholders	509	543	128,973.2	133,729.3
	1.14%	1.49%	34.22%	35.49%
Total	44,757	36,437	376,850.4	376,850.4
	100.00%	100.00%	100.00%	100.00%

(5) Major Shareholders (Top 10)

Name	Investment in the Company
	Number of Shares (Thousands)	Shareholding Ratio
Idemitsu Kosan Co., Ltd	117,761.2	31.26%
Aramco Overseas Company B.V.	56,380.0	14.96
The Master Trust Bank of Japan, Ltd., (Custody Account)	24,528.8	6.51
Japan Trustee Services Bank, Ltd. (Custody Account)	13,644.5	3.62
The Shell Petroleum Company Limited	7,500.0	1.99
The Anglo-Saxon Petroleum Company Limited	6,784.0	1.80
Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.	4,047.0	1.07
Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	3,772.1	1.00
Japan Trustee Services Bank, Ltd. (Custody Account 5)	3,569.2	0.94
JP Morgan Securities Japan Co., Ltd.	3,474.8	0.92

Note 1:	The shareholding ratio is calculated from the number of shares issued less the number of treasury shares.
2:	The ratio of shares held by the Shell Group, to which the Shell Petroleum Company Limited and the Anglo-Saxon Petroleum Company Limited belong, amounts to 3.79% in total.

3. Officers (As of December 31, 2017)

(1)	Name of Directors and Audit & Supervisory Board Members

Position	Name	Responsibility	Other Important Concurrent positions
Representative Director, President, Chief Executive Officer	Tsuyoshi Kameoka
Representative Director, Vice President	Tomonori Okada	IT Planning, HSSE, General Affairs, Public Affairs, Procurement, Corporate Planning (Including Corporate Governance), Secretariat, Accounting, Finance and Financial Risk Management	President and Representative Director, Shell Japan Trading K.K. Director, Seibu Sekiyu K.K. Representative Director, Shoseki International K.K. Representative Director, Shoseki Overseas & Investment
Director Chairman of the Board	Minoru Takeda	(Outside Director)
Director	Takashi Nakamura	(Outside Director)
Director	Norio Otsuka	(Outside Director)	Honorary Chairman, NSK Ltd. Chairman, the Japan Bearing Industry Association
Director	Yuko Yasuda	(Outside Director)	Managing Director, Russell Reynolds Associates Japan Inc. Outside Director, SCSK Corporation
Director	Nabil A. Al-Nuaim	(Outside Director)	President and CEO, Aramco Asia Far East (Beijing) Business Services Co. Ltd. (China)
Director	Anwar Hejazi	(Outside Director)	Representative Director, Aramco Asia Japan K.K.
Full time Audit & Supervisory Board Member	Kenji Takahashi
Full time Audit & Supervisory Board Member	Tsutomu Yoshioka
Audit & Supervisory Board Member	Midori Miyazaki	(Outside Audit & Supervisory Board Member)	Professor, Dean and Trustee of Chiba Shoka University, Department of Global Studies

Position	Name	Responsibility	Other Important Concurrent positions
Audit & Supervisory Board Member	Kenji Yamagishi	(Outside Audit & Supervisory Board Member)	Attorney, Risolute Law Office

Notes:

1.	Chief Executive Officer is in charge of the Code of Conduct, and directly supervises Audit and Integration Preparation Office.
2.

Mr. Takashi Nakamura, Mr. Norio Otsuka, Ms. Yuko Yasuda, Ms. Midori Miyazaki and Mr. Kenji Yamagishi are registered with the Tokyo Stock Exchange as Independent Directors/Audit & Supervisory Board Members.

3.

Mr. Tsutomu Yoshioka, Full time Audit & Supervisory Board Members, has insight into finance, accounting and related matters based on his experience working as the Executive Officer in charge of Finance & Control Department of the Company.

4.	Directors appointed or retired during this period were as follows:

Appointed: Norio Otsuka, Yuko Yasuda, Anwar Hejazi

Retired: Yukio Masuda, Ahmed M. Alkhunaini

(With effect from March 30, 2017)

Resigned: Christopher K. Gunner, Philip Choi

(With effect from January 31, 2017)

5.

Mr. Tomonori Okada, Representative Director, was appointed as Representative Director of Shoseki International K.K. and Shoseki Overseas & Investment K.K. and Mr. Norio Otsuka, Director, was appointed as Honorary Chairman of NSK Ltd. during this period. Moreover, Mr. Nabil A. Al-Nuaim, Director, was appointed as Head of Transaction Development (M&A) of Saudi Aramco (Saudi Arabia) and Mr. Anwar Hejazi, Director, was appointed as President and CEO of Aramco Asia Far East (Beijing) Business Services Co. Ltd. (China) on January, 2018.

6.

Mr. Tsuyoshi Kameoka, Representative Director, and Mr. Tomonori Okada, Representative Director, retired Director of Solar Frontier K.K., Mr. Norio Otsuka, Director, retired Director, Chairman of NSK Ltd., and Mr. Nabil A. Al-Nuaim, Director, retired President and CEO, Aramco Asia Far East (Beijing) Business Services Co. Ltd. (China) during this period. Moreover, Mr. Tomonori Okada, Representative Director, retired President and Representative Director of Shell Japan Trading K.K. on January, 2018.

7.	Audit & Supervisory Board Members appointed or resigned during this period were as follows:

Appointed: Tsutomu Yoshioka

Resigned: Kiyotaka Yamada

(With effect from March 30, 2017)

8.	Shoseki International K.K. and Shoeski Overseas & Investment K.K. are wholly owned subsidiary. Moreover, Seibu Sekiyu is our important affiliate.

9.	The Company had transactions in relation to service provisions with Shell Japan Trading K.K.
10.	The Group had transactions with NSK Ltd. in relation to petroleum products sales.
11.	There are no special relations between the Company and either the Japan Bearing Industry Association or Russell Reynolds Associates Japan Inc.
12.	There are no special relations between the Company and SCSK Corporation. However, the Company had transactions in relation to service provisions with the subsidiary of SCSK Corporation.
13.

The Company has an important business relationship and a basic agreement regarding crude oil supply with Saudi Aramco (Saudi Arabia). Its subsidiary, Aramco Overseas Company B.V., holds shares in the Company.

14.	The Company and Aramco Asia Far East (Beijing) Business Services Co. Ltd. have no special relations.
15.	The Company and Aramco Asia Japan K.K. have no relations other than personnel exchange.
16.	There are no special relations between the Company and either Chiba Shoka University or Risolute Law Office.
17.	List of Executive Officers:

Position	Responsibility	Name
Executive Officer, Oil Business COO	Oil Business Center	Masayuki Kobayashi
Executive Officer, Energy Solutions Business COO	Energy Solution Business Center, Energy Solution Business Center (Innovation Strategy)	Misao Hamamoto
Corporate Executive Officer	Legal (including Personal Data & Individual Number Protection) and Internal Control Promotion	Yuri Inoue
Corporate Executive Officer	IT Planning, HSSE, General Affairs, Public Affairs and Human Resources	Katsuaki Shindome
Corporate Executive Officer	Oil Business Center (Distribution & Operations, Import Terminal, Sales, Retail Sales, Retail EPOCH Project Team, Marketing Planning and Branch Offices)	Kenichi Morishita
Corporate Executive Officer	Oil Business Center (Lubricants & Bitumen, Commercial Sales, Research &Development and Laboratory)	Makoto Abe
Corporate Executive Officer	Procurement, Corporate Planning (including Corporate Governance) and Secretariat	Hiroshi Watanabe
Executive Officer	Oil Business Center (Crude & Marine, Oil Products, Supply, Petro Chemical Business Promotion and Manufacturing)	Satoshi Handa

Position	Responsibility	Name
Executive Officer	Energy Solution Business Center (Power Demand and Supply and Power Sales)	Minoru Yagyuuda
Executive Officer	Accounting, Finance and Financial Risk Management	Takashi Sakata
Executive Officer	Oil Business Center (Manager in Metropolitan Branch)	Nobuhiko Watanabe

(2)	Remuneration paid to Directors and Audit & Supervisory Board Members:

The remuneration of the Directors and Audit & Supervisory Board Members during this period is described below:

Classification	Directors		Audit & Supervisory Board Members		Total
	Number of Directors	Amount Paid	Number of Audit & Supervisory Board Members	Amount Paid	Number of Directors and Audit & Supervisory Board Members	Amount Paid
Remuneration Paid Based on Resolution of General Shareholders’ Meeting	12 (10)	244M Yen (84)	5 (2)	75M Yen (19)	17 (12)	319M Yen (104)
Bonus	6 (4)	73 (2)	- (-)	- (-)	6 (4)	73 (2)
Sub Total		317 (86)		75 (19)		392 (106)

Notes:

1.

The total cap on remuneration paid to Directors has been decided by resolution of the 102nd Annual General Meeting of Shareholders held on March 27, 2014, as not more than 45 million yen per month. The total cap on remuneration paid to Audit & Supervisory Board Members has been decided by resolution of the 96th Annual General Meeting of Shareholders held on March 28, 2008, as not more than 10 million yen per month.

2.

The data above includes remunerations paid to 2 Directors who resigned on January 31, 2017 and 2 Directors and 1 Audit & Supervisory Board Member who retired at the closing of the 105th Annual General Meetings of Shareholders held on March 30, 2017.

The number of Directors and Audit & Supervisory Board Members at the end of December is 8 and 4, respectively.
3.	Numbers in parenthesis show the number of or amount of remuneration paid to outside Directors or outside Audit & Supervisory Board Members.

(3)	Policy regarding the determination of remuneration amount for Directors and Audit & Supervisory Board Members

We have established the Nomination and Compensation Advisory Committee as an advisory body to the Board of Directors to ensure appropriateness of remuneration paid to Directors, and objectivity and transparency in the decision-making process. Independent Directors and independent Audit & Supervisory Board Members comprise a majority of its members, and it is chaired by an independent outside Director. At its meeting held on November 5, 2013, the Board of Directors resolved and adopted the “Basic Policy for Directors’ Compensation,” which was formulated on the basis of reports by the Nomination and Compensation Advisory Committee. The policy provides for matters with respect to the Company’s decisions on remuneration for Directors and Audit & Supervisory Board Members in three areas: 1.) ensuring transparency with respect to remuneration, 2.) reflecting results in remuneration schemes, and 3.) clarifying the process of compensating Directors and Audit & Supervisory Board Members.

Matters involving remuneration levels and composition of remuneration for respective Directors are reported to the Board of Directors after undergoing deliberations within the Nomination and Compensation Advisory Committee largely on the basis of the Basic Policy for Directors’ Compensation etc., and then decided by resolution of the Board of Directors. Moreover, matters involving Director remuneration levels and the composition of such remuneration are set in accordance with respective roles and responsibilities of individual Directors, upon considering details such as remuneration levels at major domestic companies based on research conducted by specialized external organizations.

Remuneration of the Company’s Directors is composed of a fixed remuneration portion and a performance-linked bonus. Fixed remuneration for Directors consists of a fixed monthly payment within the bounds of the total fixed remuneration amount determined by resolution of the 102nd General Meeting of Shareholders held on March 27, 2014, on the basis of a remuneration table categorized by rank, and in accordance with a recipient’s roles and responsibilities as a Director, and his or her roles and responsibilities with respect to business execution. The performance-linked bonus is a variable form of remuneration linked to company performance. For executive directors, the bonus is determined based on assessments of 1) quantitative factors such as income generated in a respective fiscal year, and 2) qualitative factors weighing sustainable growth over the medium and long term with respect to performance in areas such as promoting the growth strategy and D&I, as well as the status of leadership development on the basis of succession plans. The bonus amount is paid after the decision at the Annual General Meeting of Shareholders, subsequent to resolution by the Board of Directors which follows deliberations by the Nomination and Compensation Advisory

Committee. The ratio of bonus is the standard remuneration composition consists of 70% fixed remuneration and 30% performance-linked bonus, but the performance-linked bonus varies depending on results of the assessment based on quantitative and qualitative elements. The performance-linked bonus for non-executive directors has been suspended as the end of fiscal 2017.

In the light of the responsibility of the Audit & Supervisory Board Members, who audit the execution of duties of the Board of Directors as the independent position, is not affected by corporate performance. Instead, it consists solely of fixed remuneration paid on the basis of an individual’s position of authority with respect to auditing Directors’ performance of their duties. Payment is decided subsequent to discussions among the Audit & Supervisory Board Members, and is provided within the bounds of the total amount of Audit & Supervisory Board Member remuneration determined upon resolution of the 96th Annual General Meeting of Shareholders held on March 28, 2008.

Retirement allowance to Directors and Audit & Supervisory Board Members was abolished at the closing of the 95th Annual General Meeting of shareholders held on March 29, 2007.

(4)	Information relating to Outside Directors and Outside Audit & Supervisory Board Members

a)	Principal Activities

Name	Attendance	Remarks at the Board Meetings and Audit & Supervisory Board
Minoru Takeda (Outside Director)	100% of the board meetings (12 out of 12 meetings)

Based on his experience in international management and knowledge about the energy industry, he provided advice regarding the Company’s operations.

Moreover, in order to strengthen the authority for business execution, which entails responsibility for supervising management, he has been selected as the Chairman of the Board of Directors from June 2015.

Takashi Nakamura (Outside Director)	100% of the board meetings (12 out of 12 meetings)	Based on his international experience and knowledge accumulated through his lengthy career in corporate management, he provided advice regarding the Company’s operations.
Norio Otsuka (Outside Director)	100% of the board meetings (11 out of 11 meetings)	Based on his deep insight and knowledge accumulated through his lengthy career in corporate management, he provided advice regarding the Company’s operations.
Yuko Yasuda (Outside Director)	100% of the board meetings (11 out of 11 meetings)	Based on her wide range of insight and considerable experience as the corporate management, she provided advice regarding the Company’s operations.
Nabil A. Al-Nuaim (Outside Director)	83% of the board meetings (10 out of 12 meetings)	Based on his wide business experience relevant to the energy industry, he provided advice regarding the Company’s operations.

Anwar Hejazi (Outside Director)	91% of the board meetings (10 out of 11 meetings)	Based on his extensive knowledge relevant to the energy industry and management experience, he provided advice regarding the Company’s operations.
Midori Miyazaki (Outside Audit & Supervisory Board Member)	83% of the board meetings (10 out of 12 meetings) 100% of the Audit & Supervisory Board (13 out of 13 meetings)

She actively expressed her opinions in the Audit & Supervisory Board. Based on her broad experience and knowledge in various fields, she also provided advice regarding the Company’s operations in the Board Meetings.

Kenji Yamagishi (Outside Audit & Supervisory Board Member)	100% of the board meetings (12 out of 12 meetings) 100% of the Audit & Supervisory Board (13 out of 13 meetings)	He actively expressed his opinions in the Audit & Supervisory Board. Based on his specialist viewpoint as a lawyer, he also provided advice regarding the Company’s operations in the Board Meetings.

Note:

Outside Directors (Norio Otsuka, Yuko Yasuda and Anwar Hejazi) were appointed as the Company’s Directors on March 30, 2017. Their activities described above happened after their appointment.

b)	Summary of Liability Limitation Contract

Outside Directors (Minoru Takeda, Takashi Nakamura, Norio Otsuka, Yuko Yasuda, Nabil A. Al-Nuaim and Anwar Hejazi) and outside Audit & Supervisory Board Members (Midori Miyazaki and Kenji Yamagishi) entered into a liability limitation agreement with the Company in relation to the limitation of liability specified in Clause 1, Article 423 of Corporate Code. Amounts of liability under this agreement shall be 10,000,000 yen or the amount designated by the Corporate Code, whichever is the higher amount.

4. Accounting Auditors

(1)	Names of Accounting Auditor:

PricewaterhouseCoopers Aarata LLC

(2)	Remunerations to be paid to Remuneration Accounting Auditor:

Amount of Remuneration as Accounting Audit & Supervisory Board Members paid by the Company	116,700 thousands Yen
Total Amount of Remuneration paid by the Company and its Subsidiaries	176,825 thousands Yen

Notes:

1.

In the audit contract between the Company and Accounting Auditor, there is no distinction between the remuneration for the audit based on Corporate Code as Accounting Auditors and that for the audit based on the Financial Instruments Exchange Law and it is not practically possible to distinguish them. Therefore, the amounts of Remuneration as Accounting Auditors paid by the Company include both of them.

2.

Total Amount of Remuneration paid by the Company and its subsidiaries includes remuneration for audit on English consolidated financial statements in the Corporate Report other than those set out in Article 2, item 1 of Certified Public Accountant Law.

3.

The Audit & Supervisory Board passes judgment, in accordance with Clause 1, Article 399 of the Corporate Code, concerning the value of remuneration, etc. for Accounting Auditors after conducting necessary verification to ascertain whether the details of the audit plan, the state of execution of accounting audit duties and the calculation basis for remuneration estimation, etc. of the Accounting Auditor are suitable in the light of the content and scale of our business.

(3)	Policies of dismissal or denial of reappointment of Accounting Auditors:

Subject to the agreement of all Audit & Supervisory Board Members, the Audit & Supervisory Board will dismiss an Accounting Auditor if it concludes that any item of Clause 1, Article 340 of the Corporate Code applies to that Accounting Auditor. Furthermore, when we doubt the competency and trustworthiness of an Accounting Auditor, or we concluded that it is appropriate to change the Accounting Auditors due to the reason that we could expect more appropriate audit etc., the Audit & Supervisory Board will decide the content of the item regarding replacement or refusal of reappointment of the Accounting Auditors, and the Board of Directors will propose the item to a general meeting of shareholders based on the decision.

5. System to ensure directors’ compliance with laws and regulations and articles of incorporation, and other systems to ensure proper business conduct, and status of operation of the systems.

(1) System to ensure directors’ compliance with laws and regulations and articles of incorporation, and other systems to ensure proper business conducts (Basic Policy on Internal Control System to Ensure Business Appropriateness).

The content of the policy approved by the Board of Directors is shown below. (Revised on April 12, 2017)

1. A system to ensure that the execution of business by directors, executive officers and employees complies with laws and the Articles of Association.

a. To ensure recognition of compliance and the responsibility to society of directors, executive officers and employees, the Code of Conduct and rules regarding anti-monopoly law, Government anti-corruption and other primary laws are established, and we take measures to comply with them thoroughly.

b. Pursuant to law, the Articles of Association and company rules such as the Rules of the Board of Directors, the Board of Directors shall decide important matters such as management strategies and supervise business performance in order to fulfill their responsibility to shareholders. Moreover, the Board of Directors elects several independent officers to protect shareholders’ interests, improve transparency and ensure objectivity of management.

c. The board of corporate auditors audit the maintenance and operation status of the internal control, and regularly exchange information and opinions with directors.

d. To establish and integrate a cross-functional compliance system, directors or executive officers in charge of the Code of Conduct, Risk Management Committee and a department in charge of matters regarding compliance are appointed.

e. The audit department has a direct report line to Representative Director/Group CEO, and audits the status of business execution and the validity of the internal control system of each department. The results and the subsequent improvements are reported to the Audit Committee.

f. Each executive director and executive officer is required to submit a written confirmation with regard to the implementation status of systems to ensure appropriateness of the contents of financial reports and the compliance level etc. The Representative Director/ Group CEO assesses and reports the status of internal control concerning financial reports.

g. A whistle blower system is established both inside and outside the company. Moreover, the rules to operate the system are established, prohibiting disadvantageous treatment and ensuring confidentiality of reporters.

h. A department to deal with antisocial forces is appointed and the department always pays attention to such forces. In case unreasonable demands are made by antisocial forces, we deals systematically with them and do not have any relationship with those organizations or individuals.

2. Information record management system regarding business execution by directors and executive officers.

a. Rules regarding information security and management are established. In accordance with the rules, information is created, managed and abolished appropriately depending on its category and importance.

b. Rules regarding personal information protection are provided and such information is managed and kept safely.

c. Rules regarding information disclosure are provided and a system to disclose information in a timely and appropriate manner are in place.

3. Rules and systems regarding loss-related risk management

a. After identification and analysis of various potential risks in the business environment of our group, the measures in line with their characteristics are taken and their effectiveness reviewed regularly.

b. A basic policy with regard to health, safety, security and environmental preservation is established, and a specialized department appointed for company-wide education/training activities and improvement of the control system through regular audits.

c. To continue important businesses even in case of a contingency such as disasters or accidents, a Crisis Management Plan and the Business Continuity Plan are stipulated, and regularly drilled and reviewed.

4. System to ensure efficiency in business execution by directors and executive officers

a. To enable prompt decision-making, the organization is simple without superimposed layers, and decisions on company-wide business, strategy issues and important matters of the Oil business and the Energy Solution business are made by the resolution of the Group Executive Committee to which relevant authority has been delegated by the board of directors.

b. Authorization of the Board of Directors, Group Executive Committee, each director or executive officer is clearly established, and to enable flexible decision-making, a procedure to delegate authority may be taken if necessary.

c. When making decisions on company-wide important matters, the Board of Directors, the Group Executive Committee and anyone with authorization will consult with certain committees providing advice so as to reflect opinions from an expert point of view of various related departments including corporate functional departments.

d. To enable efficient business execution, a medium term business plan, annual budget plan etc. are stipulated, and are reviewed and revised regularly.

e. To maintain a secured Information Technology environment, a system is established to enable accurate and speedy grasp/communication of management information and improve business efficiency.

5. System to ensure appropriateness of business in Group Companies

a. Group Companies share the spirit of SSSKK’s Code of Conduct, Basic Policy on Health, Safety, Security and Environmental Protection and other various important basic policies and put them into practice in each company as SSSKK does.

b. To conduct businesses appropriately and efficiently while having respect for autonomy and independence of subsidiaries in their conduct of business, a basic rule and operational standards are established.

c. To ensure the appropriateness of subsidiaries’ business, directors and Audit & Supervisory Board Members are seconded as necessary. Moreover, important matters regarding the business operations of subsidiaries require consultation approval of the Company in advance.

d. The department in charge of management of subsidiaries is appointed, and following identification and analysis of various potential risks in the business environment of subsidiaries, measures in line with their characteristics are taken and managed with each subsidiary. In order to oversee the risks of our whole group, the department shall report circumstances provided above properly to the Risk Management Committee.

e. Subsidiaries are the target of regular audit by the Audit Department. The Audit Department audits the status of business execution and the validity of the internal control system of subsidiaries. The results and subsequent improvements shall be reported to the Audit Committee.

f. The persons responsible for subsidiaries etc. are required to submit a written confirmation with regard to the implementation status of systems to ensure the appropriateness of the contents of financial reports and the compliance level etc. and regularly review them.

g. A whistle blower system of subsidiaries is established both inside and outside the companies. Moreover, rules to operate the system are established, prohibiting disadvantageous treatment and ensuring confidentiality of reporters.

6. Matters regarding employees to support business of Audit & Supervisory Board Members when requested.

a. The supervisory board secretariat is established to support Audit & Supervisory Board Members and assigned full-time employees.

b. The number and election of employees provided in the preceding item is decided in consultation with the full-time Audit & Supervisory Board Members.

7. Matters regarding the independence of the employees in the preceding clause from directors and ensuring effectiveness of directions from Audit & Supervisory Board Members to employees.

a. The employees who assist Audit & Supervisory Board Members follow directions and orders of Audit & Supervisory Board Members. As for nomination, changes in personnel and treatment of the employees in the preceding clause, consent by the board of corporate auditors is required.

8. Reporting System from directors or employees to Audit & Supervisory Board Members and other reporting systems to Audit & Supervisory Board Members

a. In case a report on business execution is required by Audit & Supervisory Board Members or important facts or compliance violation etc. which may affect seriously the management of our group, the directors and employees of the Company and subsidiaries or people who receive reports from those people shall report immediately to the Audit & Supervisory Board Meetings of the Company in accordance with provided rules.

b. Disadvantageous treatment of the people who report facts provided in the preceding item shall be prohibited and this fact shall be made widely known.

c. Audit & Supervisory Board Members of the Company and Audit & Supervisory Board Members of subsidiaries shall hold meetings to share information regularly to improve the audit of the group.

d. The status of report on the internal control system shall be reported regularly to the Audit & Supervisory Board Members, ensuring the confidentiality of the reporter.

9. Matters regarding policy concerned with dealing with expenses etc. arising out of the execution of Audit & Supervisory Board Members’ duties.

a. In order to pay expenses etc. arising out of the execution of Audit & Supervisory Board Members’ duties, a specific amount of budget shall be secured. When Audit & Supervisory Board Members request payment in advance regarding execution of their duties, the expenses shall be paid or the obligation shall be executed immediately except where the expenses or the obligation are unnecessary for their execution of their duties.

10. Other systems to ensure an effective audit by Audit & Supervisory Board Members

a. Audit & Supervisory Board Members attend important meetings and in case minutes of meetings are taken, the secretariat of the meetings sends the minutes to the board of corporate auditors.

b. The results of audits by the Internal Audit Department and accounting auditors and the subsequent improvements are reported to the board of corporate auditors. The board of corporate auditors regularly exchanges information with the Internal Audit Department and accounting auditors.

(2) Implementation status

Status of operation of the system to ensure proper business conduct

We have been conducting activities for compliance training and education based on our Basic Policy on Internal Controls for some time. Moreover, in order to ensure proper business conduct of the whole Group, we made full upgrades to the “Basic Policy on Internal Control System” for our subsidiaries and so forth in a effort to further improve the construction and operation of our internal control systems as the business group.

An overview of the status of operation of the systems for the fiscal year under review is as follows.

Status of compliance initiatives

To ensure the validity of compliance with the Code of Conduct and various rules, the Risk Management Committee, chaired by the Group CEO, is held each quarter to improve and strengthen the internal control system by discussing corporate risks and so forth.

Also, with the aim of fostering awareness and increasing knowledge of compliance, we have carried out compliance training for each employee grade and worksite, and with the aim of preventing the harassment, we carried out training for management as well as e-learning programs of which targeted all executives of the Group. In addition, through the “Room of Compliance” intranet site for providing information to the Company and Group companies, we regularly post examples of violations that occurred at other companies and other newsworthy cases, as well as sharing cases of violations among Group companies that have been reported in accordance with the “Guideline on Reporting Cases of Compliance Concerns”, thereby taking measures to prevent recurrences and raising awareness to prevent similar violations from occurring within the Group.

Furthermore, based on our “Rules of the Group Companies’ Help Line”, “Voice of People,” we have also set up the Voice of People (VOP) helplines internally and externally to provide employees with a consultation channel through a third-party institution.

Status of initiatives for loss-related risk management

With regard to the various risks facing the Group, in each division and subsidiary we follow the “Risk Management System Guideline” to identify risks, including latent risks, that may become impeding factors for our business plans and targets. Having analysed them in terms of their impact and likelihood of occurrence, we prepare the “Business Control Matrix” that clearly shows the countermeasures for each individual risk in accordance with its characteristics.

In addition, as a new initiative with respect to overseas business development, we have drawn up our “Overseas Risk Management Manual,” taking into consideration the matter of handling risks that had previously not been part of our assumptions. Going forward, we will extensively make use of the manual which will act as a tool that will underpin our efforts with respect to preparing for potential crisis scenarios and addressing business-related problems.

Moreover, we hold drill exercises throughout the Company, such as comprehensive disaster response drills and safety confirmation system drills. We also regularly audit the HSSE risk and management systems in each division and subsidiary in accordance with the HSSE Management System, and use the audits to promote improvements. Furthermore, to ensure the continuity of vital business operations during unexpected events such as disasters and accidents, we have formulated a “crisis management plan (CMP)” and a “business continuity plan (BCP)” and regularly perform drills and make revisions.

Status of initiatives to ensure the appropriateness and efficiency of execution of duty by directors and executive officers

From a perspective of assuring appropriate corporate governance, we have separated the position of Group CEO, the highest authority on business execution, from the position of Chairman of the Board of Directors, which holds responsibility for supervising management.

Moreover, the Chairman of the Board of Directors is selected from among the outside directors who have no involvement with business execution. With regard to business execution, we have a Group Executive Committee to which authority is delegated by the Board of Directors, comprising the Group CEO and Vice President, and executive officers responsible for operations. This committee decides on company-wide and strategic matters, as well as important matters for the respective business centers of the Oil business and Energy Solutions business. We also ensure a system for swift decision making by clearly determining the decision-making authority of the Board of Directors, Group Executive Committee, as well as individual directors and executive officers.

Status of initiatives to ensure the validity of audits conducted by Audit & Supervisory Board Members

To ensure the validity of audits conducted by the Audit & Supervisory Board Members, the business execution divisions share information with them at important meetings such as the Board of Directors, the Group Executive Committee, and various other committees.

The audit & supervisory board members, internal audit departments and Accounting Auditors of each Group company regularly exchange information with our Audit & Supervisory Board Members to enhance the auditing of the entire Group.

Status of the initiatives to ensure the appropriateness of business execution in the Group

In line with our “Rules for Affiliates” and related rules, we determine a supervising department for each Group company and ensure proper business conduct of the Group by company-wide supervision and control. Important matters relating to operational management of subsidiaries are discussed by the supervising department and the Integrated Corporate Planning Division and given prior consent by the Company.

The supervising departments of subsidiaries in the Company identify and analyse the various risks for the subsidiaries using 1) the “Business Control Matrix” prepared by each subsidiary and 2) our own “Business Control Checklist” for self-checking of our internal control status. The departments work with the subsidiaries to come up with countermeasures in response to the risk characteristics, and review them regularly. Furthermore, in the fiscal year under review, we conducted the training for the executives of the Group companies and reconfirmed the importance of the Internal Control of the Group, and made effort for further improvement by sharing the examples of subsidiaries.

Our Internal Audit Department regularly audits our subsidiaries and reports on the results and the status of improvement to the Audit Committee, which is chaired by the Group CEO. Moreover, in addition to regular audits by the Internal Audit Department, we also dispatch Audit & Supervisory Board Members to subsidiaries to perform operational audits as well as accounting audits. In this way, we are auditing the status of implementation of measures for compliance with laws and regulations and the Articles of Association.

Notes to consolidated financial statements

1. Significant accounting policies for presenting consolidated financial statements

(1)	Scope of consolidation

(i)	Consolidated subsidiaries (34 companies)

Showa Yokkaichi Sekiyu	TOA Sekiyu
Showa Shell Senpaku	Heiwa Kisen
Shoseki Engineering	Nippon Grease
Shoseki Kako	Rising Sun
Chuo Shell Sekiyu Hanbai	Leef Energy
Nakagawa Sekiyu	Tokyo Shell Pack
Wakamatsu Gas	Petrostar Kansai
Nissho Koyu	Genex
Nagase Sekiyu	Solar Frontier
Showa Shell Business & IT Solutions	Joyo Shell Sekiyu Sales
Solar Frontier Europe	Solar Frontier Americas
Shell Lubricants Japan
11 other companies

(*1)

In the year ended as of 31 December 2017, 5 subsidiaries of Solar Frontier Americas have been included in the scope of consolidation because they were newly established, Joyo Shell Sekiyu Sales has been included in the scope of consolidation because the additional shares are acquired by the Company, and Shell Lubricants Japan has been included in the scope of consolidation because the Company transferred its lubricants business by executing company split.

Jonen has been excluded from the scope of consolidation and has been applied the equity method after the Company sold a part of its shares. 9 subsidiaries of Solar Frontier Americas have been excluded from the scope of consolidation because all shares of 4 subsidiaries have been sold and liquidation processes of 5 subsidiaries have been completed.

(ii)

Unconsolidated companies, such as Rekisei Kagaku, are excluded from the scope of consolidation, because they are small and total assets, sales, net income after tax, retained earnings and others do not have a significant effect on the Company’s consolidated financial statements.

(2)	Application of equity method

(i)	Affiliates accounted for by the equity method (15 companies)

Seibu Sekiyu	Mieseki Shoji
Daia Shoseki	Marubeni Energy
Shell Sekiyu Osaka Hatsubaisho	Toyotsu Sekiyu Hanbai
Central Sekiyu Gas	Shell Tokuhatsu
Niigata Joint Oil Stockpiling	Japan Oil Network
Ohgishima Power	Gyxis
Enessance Holdings	Jonen
Nagasaki Solar Energy

(*1)	Jonen has been excluded from the scope of consolidation and has been applied the equity method after the Company sold a part of its shares.

Joyo Shell Sekiyu Sales has been excluded from the scope of the equity method and has been included in the scope of consolidation because the Company acquired additional shares.

SDT Solar Power has been excluded from the scope of the equity method since all shares of the silent partnership have been sold.

(ii)

Unconsolidated subsidiaries or affiliates which are not accounted for by the equity method, such as Kyoritsu Shoji, do not have a significant effect on the consolidated net income or loss, consolidated retained earnings and others, and are insignificant for the Company as a whole.

(iii)	For affiliates accounted for by the equity method of which fiscal year ends differ from the consolidated fiscal year end, the financial statements of their respective fiscal year are used.

(3)	The end of accounting period of consolidated subsidiaries

The end of accounting period of the consolidated subsidiaries is as follows;

The subsidiaries are consolidated by using their financial statements as of their respective fiscal year end, and necessary adjustments are made to their financial statements to reflect any significant transactions between their respective fiscal year ends and the consolidated fiscal year end which are prepared solely for consolidation purpose.

30 September	4	companies
31 October	1	company
31 December	29	companies

(4)	Accounting policies

(i) Valuation methods for major assets

(a) Securities

Other securities

Marketable securities	. . . . .

Stated at fair value as of balance sheet date.

    (Unrealized holding gains or losses and net of applicable taxes are reported in a separate component of equity, and the cost of securities sold is mainly calculated by the moving average method.)

Non-marketable securities	. . . . .	Stated at cost determined by the moving average method.
(b) Derivatives	. . . . .	Stated at fair value
(c) Inventories Products, Work In Progress, Crude and Materials	. . . . .	Stated principally at the lower of cost or market, cost being determined by the weighted average method

(ii) Depreciation and amortization

(a) Tangible fixed assets (excl. lease assets)	. . . . .

Principally by the straight-line method

    Depreciations are calculated by using the basis of estimated useful lives and the residual value determined by the same standards as stipulated in the Corporate Tax Law. The main refining facilities at Yokkaichi Refinery of Showa Yokkaichi Sekiyu are depreciated with an estimated useful economic life of 20 years.

(b) Intangible fixed assets (excl. lease assets)	. . . . .	By the straight-line method Software for own-use is amortized by the straight-line method over an expected useful life of 5 years.
(C) Lease assets	. . . . .	Finance lease transactions that do not transfer ownership Leased assets are depreciated by the straight-line method over the lease terms without the residual value.

(iii) Basis of Provisions

(a) Provision for doubtful debts	. . . . .	Provision for doubtful debts is provided based on past experience for normal receivables and on an estimate of the collectability of receivables from companies in financial difficulty.
(b) Accrued bonus	. . . . .	Accrued bonus is calculated based on the estimated bonus to be paid in respect of service rendered by employees in the current year.
(c) Provisions for Directors’ bonuses	. . . . .	Provision for Directors’ bonuses is calculated based on the estimated bonus to be paid in respect of service rendered by Directors and statutory auditors in the current year.
(d) Provision for special maintenance	. . . . .	Provision for special maintenance is provided to cover the cost of periodical repairs for machinery at oil refineries, and inspections and repairs for oil tanks under the Fire Defense Act.
(e) Provision for damages to the submarine pipeline	. . . . .	Provision for damages to the submarine pipeline is estimated for restoration costs.

(iv) Retirement benefits

Liabilities for retirement benefits have been recorded mainly at the amount calculated based on the retirement benefit obligation and the pension plan assets as of balance sheet date. For calculating the retirement benefit obligation, the benefit formula basis has been adopted for attributing projected benefits to periods.

Prior service costs are amortized as incurred by the straight-line method over periods (mainly 13 years though 14 years), which are shorter than the average remaining years of service of the employees.

Actuarial gain or loss is amortized in the year following the year in which the gain or loss is recognized primarily by the straight-line method over periods (mainly 13 years through 14 years), which are shorter than the average remaining years of service of the employees.

Unrecognized actuarial gain or loss and unrecognized prior service cost are recognized in the retirement benefits liability adjustments after tax effect in the accumulated other comprehensive income.

(v) Hedge accounting

(a) Hedge accounting

Deferral hedge accounting is adopted for derivatives. Interest rate swap special method is applied for interest rate swaps, where certain conditions are met.

(b) Hedging instruments and hedged items

[Hedging instruments]	[Hedged items]

Forward exchange	Foreign currencies credit and debt

Interest rate swap	Borrowings

Future and forward of crude oil and oil products	Crude oil and oil products trading

(c) Hedging policy

The Group performs hedge processing based on an internal rule, in order to avoid the risks concerning about currencies, interest rates, crude oil price and petroleum-products prices.

(d) Assessment of hedge effectiveness

Hedge effectiveness is assessed by ratio analysis, comparing the respective changes in market and cash flows of hedging instruments with those of hedging items during the period from commencement of hedging to assessment. Hedge effectiveness is not assessed, if the substantial terms and conditions of the hedging instruments and hedging items are the same and changes in market rates or cash flows are expected to perfectly be offset. Hedge assessment for any interest rate swap, which applies special method, is abbreviated as well.

(vi) Accounting for consumption taxes

Transaction subject to consumption taxes are recorded at amount exclusive of consumption taxes.

(vii) Amortization of goodwill

Goodwill is amortized by the straight-line method over periods not exceeding 20 years, which are determined in consideration of its causes. Immaterial amount of goodwill is charged in the year of acquisition.

(viii) Change in the accounting estimate

(Provision for damages to the submarine pipeline)

A change was made in the estimate for the provision to prepare for a future loss due to a submarine pipeline damage since making more precise estimate had become possible as the decision on the construction method was finalized.

Consolidated operating income, consolidated ordinary income, and income before income taxes and non-controlling interests in the year ended as of 31 December 2017 decreased by 4,405 million yen respectively as a result of the change in above.

2. Notes to consolidated balance sheet

(1) Collateral assets and secured debts

(i) Collateral assets

Buildings & Structures	9,841 million yen
Oil tanks	4,563 million yen
Machineries & Vehicles	31,844 million yen
Lands	23,442 million yen
Others	54 million yen

Total	69,746 million yen

(ii) Secured debts

Long-term debts	0 million yen
Short-term debts	1,275 million yen
Accounts payable	62,162 million yen

Total	63,437 million yen

(2) Accumulated depreciations of tangible fixed assets

842,752 million yen

Accumulated impairment losses are included in accumulated depreciations, by adopting the “Accounting standards for Impairment of Fixed Assets”.

(3) Guarantees

Guarantee for bank loan, etc.	5,028 million yen
Guarantee for employees’ housing loans	293 million yen

Total	5,321 million yen

3. Notes to consolidated profit and loss statement

Loss on valuation of investment securities

As announced in “Notice of Changes of Largest Shareholder as Major Shareholder and Other Affiliate Companies” dated 19 December 2016, The Shell Petroleum Company Limited (“SPCO”) and Anglo-Saxon Petroleum Company Limited, both the subsidiaries of Royal Dutch Shell plc, transferred part of the shares in the Company held by SPCO to Idemitsu Kosan Co., Ltd. (“Idemitsu”) on the same day.

As a result of the review of Japan Fair Trade Commission, they cleared the above share transfer subject to certain remedial measures being implemented by the Company and Idemitsu.

As implementation of the remedial measures for the market competition among liquefied petroleum gas primary distributors, the Company has entered into an agreement with other shareholders of Gyxis Corporation (“Gyxis”), which is an affiliate of the Company, on 19 September 2017 in which the Company agrees to transfer a part of the shares in Gyxis held by the Company to Gyxis. The Company has recorded the expected extraordinary loss of 5,468 million yen as “Loss on valuation of investment securities” and 2,124 million yen as “Loss on sales of investment securities” as a result of implementing the measures agreed in this agreement.

Fixed-asset impairment losses

Due to the recent deterioration of the business environment and a decline in profitability, there is an indicator of impairment to fixed-assets in the consolidated subsidiary, Solar Frontier. As a result of a recoverability test, an impairment loss of 6,174 million yen has been recorded as the extraordinary loss for the fourth quarter ended as of December 2017 (1 October 2017 to 31 December 2017).

4. Notes to consolidated statement of changes in net assets

(1) Issued shares

Common shares	376,850,400 shares

(2) Dividends

(i) Dividends paid

The following are determined at the annual general shareholders’ meeting on 30 March 2017

Total amount of dividends	7,156 million yen
Resource of dividend	Retained earnings
Dividend per share	19 yen
Record date	31 Dec. 2016
Effective date	31 Mar. 2017

The following are determined at the Directors’ meeting on 8 August 2017.

Total amount of dividends	7,156 million yen
Resource of dividend	Retained earnings
Dividend per share	19 yen
Record date	30 Jun. 2017
Effective date	11 Sep. 2017

(ii) Dividends planned to be paid after this financial year.

The Company plans to propose the agenda as to dividends paid below at the annual general shareholders’ meeting of the Company to be held on 28 March 2018.

Total amount of dividends	7,910 million yen
Resource of dividend	Retained earnings
Dividend per share	21 yen
Record date	31 Dec. 2017
Effective date	29 Mar. 2018

5. Notes to financial instruments

(1) Qualitative information on financial instruments

The Showa Shell Group (the “Group”) raises funds through bank borrowings and corporate bonds in accordance with the capital expenditure schedule. The Group manages temporary cash surpluses principally through bank borrowings and commercial paper.

Notes and accounts receivable-trade are exposed to credit risk in relation to customers. To address such risks, the Group monitors the credit worthiness of major customers and transactions in compliance with our Credit and Financial Risk Management Policies. Investment securities are mainly equity securities, and we quarterly monitor the fair value of listed stock.

Loans payables are mainly issued for the purpose of temporary cash surpluses and capital expenditures. The Group uses interest rate swap transactions as hedging instruments for some loans payables.

Regarding derivatives, the Group enters into forward exchange contracts to hedge the fluctuation risks arisen from accounts receivable-trade and accounts payables-trade denominated in foreign currencies. In addition, the Group enters into futures, forwards, swaps and options contracts to hedge the fluctuation risks of market price on crude oil and oil products.

The Group uses derivatives for the purpose of reducing risks of loss arisen from commodity prices, foreign currency and interest rate and does not use derivatives for speculative purposes.

(2) Fair value of financial instruments

Carrying value of financial instruments on the consolidated balance sheet, fair value and difference as of 31 December 2017 are shown in the following table.

(Unit: Millions of Yen)

	Carrying value(*)	Fair value(*)	Difference
(1) Cash & Deposits	50,380	50,380	-
(2) Notes & Accounts receivable	280,557	280,557	-
(3) Securities	9,211	9,211	-
(4) Notes & Accounts payable	(276,597)	(276,597)	-
(5) Accounts payable	(164,665)	(164,665)	-
(6) Short-term debts	(23,715)	(23,715)	-
(7) Bonds	(10,000)	(10,058)	58
(8) Long-term debts	(83,741)	(84,753)	1,011
(9) Derivative transactions	(215)	(215)	-

(*)	The amounts in parentheses above represent the credit balance

Notes: Methods to determine the estimated fair values of financial instruments and others related to investment securities and derivatives transactions

(1) Cash & Deposits and (2) Notes & Accounts receivable

Since these items are settled in a short periods of time and their carrying value approximates fair value, the fair value above is represented by the carrying value.

(3) Securities

The fair value of listed stocks is based on quoted market prices. Non-marketable securities classified as other securities by the amount of 53,221 million yen are not included in the table above, because it was extremely difficult to figure out the fair value.

(4) Notes & Accounts payable, (5) Accounts payable and (6) Short-term debts

Since these items are settled in a short periods of time and their carrying value approximates fair value, the fair value above is represented by the carrying value.

(7) Bonds

The fair value of bonds is based on present value of the total of principal and interest discounted by an interest rate determined taking into account the remaining period of each bond and current credit risk. Current portion of bonds are included in bonds payable above.

(8) Long-term debts

The fair value of long-term debts is based on the present value of the total of principal and interest discounted by the interest rate to be applied if similar new borrowings were entered into. Current portion of long-term debts which are planned to be repaid within one year are included in long-term debts above.

(9) Derivative transactions

The fair value of derivatives is based on the proposed price by the financial institutions and on the final price of the forward market.

The fair value of interest rate swap, which applied special method, is included in the fair value of long-term debts, because these interest swaps are accounted for with long-term debts as a hedging instrument (Please refer to Items (8) above).

The value of assets and liabilities arising from derivative transactions is presented at net value, and with the amount in parentheses representing liability position.

6. Notes to investment and rental properties

(1) Qualitative information on investment and rental properties

The Company and certain consolidated subsidiaries own office buildings and rental commercial facilities for lease (including lands) in Tokyo or other areas.

(2) Fair value of investment and rental properties

(Unit: Millions of Yen)

The Carrying value	Fair value
23,077	46,815

(*1)	The carrying value represents the acquisition cost less accumulated depreciation and accumulated impairment loss.
(*2)

The fair value of major properties as of the end of the current fiscal year is based on the real estate appraisal provided by the external licensed appraiser, while the fair value of other properties is estimated in accordance with appraisal standard for valuing real-estate. The fair value of insignificant properties is based on certain assessed amounts or index, which are reflecting appropriate market prices. The fair value of some buildings and others is regarded as the similar amount of carrying value.

7. Notes to Per Share Information

Net assets per share	672.71 yen

Net income per share	113.51 yen

8. Significant subsequent events

(The incorporation-type company split)

Solar Frontier K.K. (“Solar Frontier”), a wholly-owned subsidiary of the Company, has implemented the incorporation-type company split as of the effective date of 5th January 2018. Solar Frontier transfered its business to RS Renewables K.K, which is the company incorporated through the incorporation-type company splits, such as sales of solar panels in overseas, development and constitution of solar power plants construction, planning, execution, and supervision of construction work of solar power plants, maintenance and administration of power plants, and whole business of electric utility in domestic and overseas.

There will be no effect from this incorporation-type company split to the consolidated financial statements and notes.

(Change of Accounting Period)

Showa Shell Sekiyu K.K. hereby announces that, subject to shareholder approval of a partial amendment to the Articles of Incorporation at the 106th Annual General Meeting of Shareholders to be held on 28th March 2018, it resolved to change its accounting period (closing date) at the meeting of the Board of Directors held on 14th February 2018, as described below;

1. Reason for the change of the business year

We propose to change the business year of the Company to commence on 1st April of each year and end on 31st March of the following year in order (i) to enhance dialogues with stakeholders by making it easier to compare the Company with other competitors, (ii) to promptly deal with the change of accounting standards and tax regulations, and (iii) to streamline the business operation and sustainably enhance the Company’s corporate value by matching the business year with Idemitsu Kosan Co., Ltd., with whom we are working towards business collaboration as Brighter Energy Alliance.

2. Details of the change in the accounting period

Current closing date: December 31 of each year

New closing date: March 31 of each year

The 107th term, which is the elapsed period of the fiscal year change, is the period from January 1, 2018 to March 31, 2019. It is scheduled to be settled for fifteen months.

9. Other information

(Additional information)

The Company and Idemitsu Kosan Co., Ltd. (collectively, the “Companies”) entered into a Memorandum of Understanding (hereinafter the “MoU”) for the Business Integration based on a spirit of equal partnership (hereinafter the “Business Integration”), which shall not be legally binding, as of November 12, 2015. The Companies will discuss and formally enter into a legally binding definitive agreement (hereinafter the “Definitive Agreement”) through necessary procedures including a resolution by the Board of Directors.

(1) Objectives of the Business Integration

The Companies agreed, in the MoU, to create an industry-leading player unparalleled competitive position by combining the strengths and the management resources of both companies. The new company (the “NewCo”) will lead the effort of solving the industry’s various structural issues with the aim at improving the lives of Japanese citizens through efficient and stable energy supply.

(2) Method of the Business Integration

The Companies have set a merger as the base structure of the Business Integration, subject to further discussions and an official agreement.

(3) Schedules of the Business Integration

The schedule of the Business Integration has been discussed further with the following target timeline: commencement of due diligence of the Companies and their subsidiaries upon signing of the MoU, followed by the signing of the Definitive Agreement incorporating the definitive details and terms, approval at the shareholders’ meetings of both parties, and the launch of the new company in April 2017.

However, to secure enough time for both companies to discuss with their respective stakeholders, the Companies have decided that it is not appropriate to set the effective date of the Business Integration as 1 April 2017 pursuant to an extraordinary shareholders meeting or to specify an alternative effective date of the Business Integration. Therefore, the date of the launch of the NewCo is undecided.

(4) Name of the NewCo

The name of the NewCo is currently undetermined and is scheduled to be decided upon further discussion between the Companies.

(5) Location of the head office of the NewCo

The Companies have not yet to decide the location of the head office of the new company but are planning to find a location different from the current offices of the Companies by the effective date of or as soon as possible after the Business Integration.

(6) Structure of Board of Directors

While the structure of the Board of Directors will be decided upon further discussions between the Companies, representative directors and executive directors will consist of an equal number of representatives from each company.

(Execution of Agreement Regarding the Enhancement and Promotion of the Business Collaboration of Showa Shell Sekiyu K.K. and Idemitsu Kosan Co.,)

Showa Shell Sekiyu K.K. and Idemitsu Kosan Co., Ltd. (collectively, the “Companies” or “we”) have signed an agreement on May 9, 2017 regarding formation of an alliance between both Company groups to enhance and promote business collaboration (the “Alliance”) prior to the business integration of the Companies (the “Integration”).

We continue to pursue the Integration, but also want to make the most use of our time prior to achievement of the Integration and realize synergies during that period in order to further enhance the corporate value of the Companies. We will form the Alliance as equal business partners, and extensively deepen our business collaboration (hereafter the “Collaboration”) while restarting or accelerating the processes for the Integration.

(1) Name of the Alliance

As an alliance with leading competitiveness in Asia, we set the alliance values of the Collaboration as anticipating changes in the business environment, making continuous efforts for self-evolution and boldly striving for upcoming innovations. With that in mind, we will call the Alliance as follows: “Brighter Energy Alliance”.

(2) Details of the Alliance

(i) Realizing Synergies from the Integration in the Domestic Petroleum Business

We will realize synergies through the Alliance prior to the Integration by intensively discussing and executing pursuance of synergies as part of the preparation for the Integration.

(ii) Alignment of Business Strategies in Overlapping Business Areas between the Companies

To deal with overlapping business areas after the Integration (crude oil purchase, refining, supply, logistics, sales, corporate sector), the Companies will align their strategies prior to the Integration, and discuss plans to enhance customer value and to become more efficient and competitive.

With respect to sales of products, we will not immediately change any systems of each Company and will continue to operate on each Company basis in principle for the time being.

(iii) Considering Strategies for the Alliance Group and the Integrated New Company

As an alliance, the Companies will proceed with wide-ranging and vigorous planning of initiatives that can contribute to enhancing business efficiency and competitiveness, mid- to long-term management strategies, business plans, investment plans and other initiatives through “Strategic Top-Level Meetings” comprised of the top managements of the Companies and other meetings.

(iv) Promotion of Harmonization between Personnel of the Companies

We mutually respect the differences in culture, codes of conduct, and working style between the Companies and then we aim to harmonize the personnel of the Companies by exploring culture, codes of conduct, and working style after the Integration.

(v) Development of New Services from the Perspective of Customers

We have many customers through the dealers and distributors of the Companies. We will establish a task team from a new perspective gained through the Collaboration for retail business development of new products and services in order to improve convenience and quality of services for customers.

(vi) Further Promotion of Social Contribution Activities

We will collaborate in areas of social contribution activities. We will work together on activities to contribute to the community and to develop the next generation, and will further enhance the scale of these activities.

(vii) Promotion of Initiatives to Realize a Low-Carbon Society

We will develop new measures to reduce carbon dioxide by drawing upon the various renewable energy businesses of the Companies.

(Adoption of “Implementation Guidance on Recoverability of Deferred Tax Assets”)

Effective from the beginning of the first quarter of FY2017, Showa Shell Sekiyu Group (“the Group”) adopted “Implementation Guidance on Recoverability of Deferred Tax Assets” (ASBJ Guidance No.26 of March 28, 2016).

(The company split of lubricants business executing the absorption-type company split)

The Company executed the absorption-type company split (such company split, the “Company Split”) on November 1, 2017, by transferring the Company’s lubricants business (the “Business”) to Shell Lubricants Japan K.K. (“SLJ”), a wholly-owned subsidiary of the Company.

1. Outline of the transaction

(1) Name of the business subject to the transaction and its business description:

Manufacturing, storage, transporting, sales, exporting and importing of the lubricants of the Company and all other operations incidental to the business.

(2) Effective date of the business combination:

November 1, 2017

(3) Legal method of the business combination:

The absorption-type company split (simplified absorption-type split), in which the Company being the splitting company and SLJ being the succeeding company.

(4) Name of the succeeding company:

Shell Lubricants Japan K.K.

(5) Others:

As announced in the press releases “Announcement of the Basic Policy of Company Split Related to Lubricants Business” dated June 15, 2016, and “Establishment of Wholly-owned Subsidiary for Company Split Related to Lubricants Business” dated May 12, 2017, the Company executed the Company Split for the purposes of enabling the Business to continue to grow with customers, as well as to establish a robust business structure where customers can enjoy stable supplies of the Company’s lubricant products, and to facilitate the maintenance and expansion of the current supply of highly regarded products and services to customers in global markets by maintaining and building on the collaborative business relationship with the Royal Dutch Shell Group both in Japan and overseas.

2. Outline of the accounting processing

The accounting of the Company is processed as an operation under common control based on “Accounting Standard for Business Combination” and “Implementation Guidance on Accounting Standard for Business Combination and Accounting Standard for Business Divestitures”.

(un-co)

Note

1. Notes to significant accounting policies for preparing non-consolidated financial statements

(1) Valuation method for assets

(i) Valuation method for securities
(a) Securities of subsidiaries and affiliates	. . . . .	Stated at cost determined by the moving average method
(b) Other securities
Marketable securities	. . . . .

Stated at fair value as of balance sheet date

    (Unrealized holding gain or losses, net of applicable tax are reported in a separate component of equity, and the cost of securities sold is calculated by the moving average method.)

Non-marketable securities	. . . . .	Stated at cost determined by the moving average method
(ii) Valuation method for derivatives	. . . . .	Stated at fair value
(iii) Valuation method for inventories
Products, work in progress, crude, materials & stores	. . . . .	Stated principally at the lower of cost or market, cost being determine by the weighted average method
(2) Depreciation and amortization methods for fixed assets
(i) Tangible fixed assets (excluding lease asset)	. . . . .	Straight-line method The same standard as stipulated in the Corporate Tax Law is applied to the estimated useful lives and the residual values.
(ii) Intangible fixed assets (excluding lease asset)	. . . . .	Straight-line method. Software for own-use is amortized by the straight-line method over an expected useful life of 5 years.
(iii) Lease assets	. . . . .

Finance lease transaction that do not transfer ownership (hereinafter “ownership non-transfer finance lease”)

    Leased assets are depreciated by the straight-line method over the lease terms without the residual value.

(3) Basis of Provisions
(i) Provisions for doubtful debts	. . . . .	Provision for doubtful debts is provided based on past experience for normal receivables and on an estimate of the collectability of receivables from companies in financial difficulty.
(ii) Accrued bonus	. . . . .	Accrued bonus is calculated based on the estimated bonus to be paid in respect of service rendered by employees in the current year.
(iii) Accrued bonus to Directors and statutory auditors	. . . . .	Accrued bonus to Directors and statutory auditors is calculated based on the estimated bonus to be paid in respect of service rendered by Directors and statutory auditors in the current year.
(iv) Provision for retirement benefits	. . . . .

    Provision for retirement benefits is provided based on the estimated projected benefit obligation and pension assets as at the current fiscal year-end. For calculating the retirement benefit obligation, the benefit formula basis has been adopted for attributing projected benefits to periods. Prior service costs are amortized as incurred by the straight-line method over 13 years, which are shorter than the average remaining years of service of employees. Actuarial gain or loss is amortized in the year following the year in which the gain or loss is recognized primarily by the straight-line method over 13 years, which are shorter than the average remaining years of service of employees.

(un-co)

(v) Provision for special maintenance	. . . . .	Provision for special maintenance is provided to cover the cost of periodical repairs for machinery at oil refineries, and inspections and repairs for oil tanks under the Fire Defense Act.
(vi) Provision for damages to the submarine pipeline	. . . . .	Provision for damages to the submarine pipeline is estimated for restoration costs.

(4) Hedge accounting

(i) Hedge accounting

The Company adopts deferral hedge accounting, and applies exceptional processing for the interest rate swap, where certain conditions are met.

(ii) Hedging instruments and hedged items

[Hedging instruments]	[Hedged items]

Forward exchange	Foreign currency credit and debt

Interest rate swap	Borrowings

Future and forward of crude oil and oil products	Crude oil and petroleum product trading

(iii) Hedging policy

The Company performs hedge processing based on an internal rule, in order to avoid the risks concerning about currencies, interest rates, crude price and petroleum products price.

(iv) Assessment of hedge effect

    Hedge effectiveness is assessed by ratio analysis, comparing the respective changes in market and cash flows of hedging instruments with those of hedged items during the period from commencement of hedging to assessment. Hedge effectiveness is not assessed, if the substantial terms and conditions of hedging instruments and those of hedging items are the same and changes in market rates or cash flows are expected to be perfectly offset. Hedge assessment for any interest rate swap, which applied exceptional processing, is abbreviated as well.

(5) Accounting for consumption tax

Transactions subject to consumption taxes are recorded at amount exclusive of consumption taxes.

2. Notes to changes in the accounting estimates

(Provision for damages to the submarine pipeline)

    A change was made in the estimate for the provision to prepare for a future loss due to a submarine pipeline damage since making more precise estimate had become possible as the decision on the construction method was finalized.

    Profit before income taxes in the year ended as of 31 December 2017 decreased by 4,405 million yen as a result of the change in above.

(un-co)

3. Notes to balance sheet

(1)	Collateral assets and secured debts

(i) Collateral assets

Lands	6,967 million yen

(ii) Secured debts

Accounts payable	3,596 million yen

Collateral assets include those for accounts payable to Toa Oil (15,297 million yen as of 31 December 31 2017)

(2) Accumulated depreciation of tangible fixed assets	181,943 million yen

Accumulated depreciation includes accumulated impairment losses due to the application of impairment accounting.

(3)	Guarantees

Guarantees for bank loan, etc.	5,028 million yen
Guarantees for employees’ loans	291 million yen

Total	5,320 million yen

(4)	Credits and debts against affiliated companies

Short term credits	146,987 million yen
Long term credits	17,683 million yen
Short term debts	172,296 million yen
Long term debts	757 million yen

4. Notes to profit and loss statement

(1) Transactions with affiliated companies

Operating transactions
Sales	323,820 million yen
Purchase	488,971 million yen
Non-operating transactions	5,453 million yen

(2) Other notes

Loss on valuation of investment securities

    As announced in “Notice of Changes of Largest Shareholder as Major Shareholder and Other Affiliate Companies” dated 19 December 2016, The Shell Petroleum Company Limited (“SPCO”) and Anglo-Saxon Petroleum Company Limited, both the subsidiaries of Royal Dutch Shell plc, transferred part of the shares in the Company held by SPCO to Idemitsu Kosan Co., Ltd. (“Idemitsu”) on the same day.

    As a result of the review of Japan Fair Trade Commission, they cleared the above share transfer subject to certain remedial measures being implemented by the Company and Idemitsu.

    As implementation of the remedial measures for the market competition among liquefied petroleum gas primary distributors, the Company has entered into an agreement with other shareholders of Gyxis Corporation (“Gyxis”), which is an affiliate of the Company, on 19 September 2017 in which the Company agrees to transfer a part of the shares in Gyxis held by the Company to Gyxis. The Company has recorded the expected extraordinary loss of 7,306 million yen as “Loss on valuation of investment securities” as a result of implementing the measures agreed in this agreement.

(un-co)

5. Notes to statement of changes in net assets

The number of treasury shares at the end of the year	169,327 shares

6. Notes to the deferred tax accounting

Main items of deferred tax assets and liabilities

(Deferred tax assets)
Provision for retirement benefits	18,346 million yen
Impairment loss of fixed assets	10,322 million yen
Loss on liquidation on business	1,782 million yen
Loss on valuation of securities	20,678 million yen
Provision for doubtful debts	390 million yen
Loss carried forwards	25 million yen
Others	9,439 million yen

Total gross deferred tax assets	60,984 million yen
Valuation allowance	(35,283) million yen

Total deferred tax assets	25,700 million yen

(Deferred tax liabilities)
Advanced depreciation reserve of fixed assets	6,733 million yen
Difference on valuation of investment securities	624 million yen
Others	904 million yen

Total deferred tax liabilities	8,262 million yen

Net deferred tax assets	17,438 million yen

7. Related party transactions

(1) Parent company and main shareholders of the Company, etc.

Categories	Name	Voting right	Relationship	Trade	Transaction amount (Million yen)	Accounting item	Balance (Million yen)
Main shareholder	Saudi Arabian Oil Company	Held indirectly (15.0%)	Purchase of crude & oil products	Purchase of crude & oil products	652,870	Trade creditors	45,033

Conditions and policy for decision-making for the conditions

The prices of oil products are determined by negotiations in consideration of market prices.

(Note)

1. Saudi Arabian Oil Company is a parent company of Aramco Overseas Company B.V., which is one of major shareholders of SSSKK.

2. Transactions are non-taxable and consumption tax is not included in the Balance above.

(un-co)

(2) Subsidiaries and related parties, etc.

Categories	Name	Voting right	Relationship	Trade	Transaction amount (Million yen)	Accounting item	Balance (Million yen)
Subsidiary	Showa Yokkaichi Sekiyu	Direct holdings 75.0%	Consignment of oil refining, loans, concurrently serving as Directors	Payments of gasoline tax	156,825	Accounts payable	62,664
				Loans	44,518	Loan receivables	46,220
Subsidiary	Toa Oil	Direct holdings 50.1%	Consignment of oil refining, loans, concurrently serving as Directors	Payments of gasoline tax	119,347	Accounts payable	34,541
				Loans	13,807	Loan receivables	9,700
Subsidiary	Solar Frontier	Direct holdings 100.0%	Loans, concurrently serving as Directors	Loans	53,061	Loan receivables	35,000
Subsidiary	Shell Lubricants Japan	Direct holdings 100.0%	Purchase and Sales of oil products, loans serving as Directors	Loans	11,000	Loan receivables	11,000
Affiliate	Seibu Oil	Direct holdings 38.0%	Purchase of oil products, concurrently serving as Directors	Purchase of oil products	411,060	Trade creditors	44,120
				Purchase of crude oil for a third party	-	Trade debtors	15,247
Affiliate	Marubeni Energy	Direct holdings 33.4%	Sales of oil products	Sales of oil products	120,425	Trade debtors	13,682

Conditions and policies for decision-making for the conditions

1. The prices of crude oil and oil products are determined by negotiations in consideration of market prices.

   (Note)    Consumption tax is included in the Balance but not included in the Transaction amount above.

2. Interest rates of loans to subsidiaries are determined by consideration of market rates.

8. Notes to per share information

Net assets per share	623.48 yen

Net income per share	127.67 yen

9. Significant subsequent events

    (The incorporation-type company split)

    Solar Frontier K.K. (“Solar Frontier”), a wholly-owned subsidiary of the Company, has implemented the incorporation-type company split as of the effective date of 5th January 2018. Solar Frontier transferred its business to RS Renewables K.K, which is the company incorporated through the incorporation-type company splits. Transferred businesses are such as sales of solar panels in overseas, development and constitution of solar power plants construction, planning, execution, and supervision of construction work of solar power plants, maintenance and administration of power plants, and whole business of electric utility in domestic and overseas.

    There will be no effect from this incorporation-type company split to the consolidated financial statements and notes.

(un-co)

(Change of Accounting Period)

Showa Shell Sekiyu K.K. hereby announces that, subject to shareholder approval of a partial amendment to the Articles of Incorporation at the 106th Annual General Meeting of Shareholders to be held on 28th March 2018, it resolved to change its accounting period (closing date) at the meeting of the Board of Directors held on 14th February 2018, as described below;

1. Reason for the change of the business year

We propose to change the business year of the Company to commence on 1st April of each year and end on 31st March of the following year in order (i) to enhance dialogues with stakeholders by making it easier to compare the Company with other competitors, (ii) to promptly deal with the change of accounting standards and tax regulations, and (iii) to streamline the business operation and sustainably enhance the Company’s corporate value by matching the business year with Idemitsu Kosan Co., Ltd., with whom we are working towards business collaboration as Brighter Energy Alliance.

2. Details of the change in the accounting period

Current closing date: December 31 of each year

New closing date: March 31 of each year

The 107th term, which is the elapsed period of the fiscal year change, is the period from January 1, 2018 to March 31, 2019. It is scheduled to be settled for fifteen months.

10. Other notes

Listed under “9. Other Information” in the consolidated financial statement.

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